4

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated June 9, 2026

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Connect Invest IIII LLC

Up to $75,000,000 of Notes

Connect Invest IIII, LLC, a Nevada limited liability (the “Company”), is offering up to $75,000,000 in aggregate principal amount of unsecured Promissory Notes (the “Notes”). The Notes will be unsecured, general recourse obligations of the Company. The maturity date and interest rate of the Notes are:

	Maturity Date	Interest Rate	Amount Remaining Offered
Series CI4 Notes	12 months after issuance	10.00%	$75,000,000

The Company is externally managed by I-Management Group LLC. Our principal office is: Connect Invest IIII, LLC, 6700 Via Austi Parkway, Suite E, Las Vegas, Nevada 89119; telephone: (866) 795-7558.

The Notes are being offered until the earliest of (1) the date on which $75,000,000 in aggregate principal amount of the Notes, the Maximum Offering Amount, has been purchased or (2) the date on which we terminate the Offering, in our sole discretion. The proceeds of this Offering will be used by the Company to fund and/or acquire real estate loans initially originated by the Company, Ignite Funding, LLC, an affiliate of the Company, and other originators.

Important terms of the Notes include the following, each of which is described in detail in this Offering Circular:

●	The Notes are unsecured, general recourse obligations of the Company that will be repaid from the Company’s working capital.
●	The Notes will have a stated, fixed interest rate of 10.00%.
●	The Notes will bear interest from the date of issuance, payable monthly, with all principal and any accrued but unpaid interest due at maturity.
●	The Notes will have a maturity date of 12 months.
●	We will offer Notes to our investors at 100% of their principal amount.
●	The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will generally not be transferable. Therefore, investors must be prepared to hold their Notes to maturity.

Investing in the Notes is speculative and involves substantial risks. You should purchase these securities only if you can afford a loss, including a complete loss, of your investment. See “Risk Factors” beginning on page 6 to read about the more significant risks you should consider before buying our Notes.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of this Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

The use of projections or forecasts in this Offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in the Notes.

	Per Note	Total Maximum

Public Offering Price(1)	$500.00	$75,000,000.00
Selling Commissions(2)	$—	$—
Total Proceeds to Us(3)	$500.00	$75,000,000.00

________________

(1)	The price per Note was arbitrarily determined by the Company.
(2)	We expect to offer our Notes on a best-efforts basis primarily by the Company’s officers on an on-going and continuous basis.
(3)	The offering expenses will be paid by the Company out of its existing working capital, so that 100% of the proceeds of this Offering will be used by the Company to fund and/or acquire real estate loans.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the Offering Circular disclosure format.

The date of this Offering Circular is June 9, 2026

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the Securities and Exchange Commission (the “SEC”), using a continuous offering process. Periodically, as we make material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Our company and those selling Notes on our behalf in this Offering will be permitted to make a determination that the purchasers of Notes in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

i

ii

iii

INVESTMENT CRITERIA

The Notes are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”)). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the Notes offered hereby are offered and sold only to “qualified purchasers.” In order to be a “qualified purchaser,” a purchaser of Notes must satisfy one of the following:

(1)	Accredited Investors: You are an accredited investor. An “accredited investor” is:

(a)	If a natural person, a person that has:

i.	an individual net worth, or joint net worth with his or her spouse, that exceeds $1,000,000, excluding the value of the primary residence of such natural person (as described below); or
ii.	individual income in excess of $200,000, or joint income with his or her spouse in excess of $300,000, in each of the two most recent years and has a reasonable expectation of reaching the same income level in the current year.

(b)	If not a natural person, one of the following:

i.	a corporation, an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring shares, with total assets in excess of $5,000,000;
ii.	a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in a share;
iii.	a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
iv.	an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
v.	a business development company (as defined in Section 2(a)(48) of the Investment Company Act);
vi.	a Small Business Investment Company licensed by the Shared States Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
vii.	an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons who are accredited investors;
viii.	a private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”));

ix.	a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; or
x.	an entity in which all of the equity owners are accredited investors.

(c)	In addition, the SEC has issued certain no-action letters and interpretations in which it deemed certain trusts to be accredited investors, such as trusts where the trustee is a bank as defined in Section 3(a)(2) of the Securities Act and revocable grantor trusts established by individuals who meet the requirements of clause (1)(a)(i) or (1)(a)(ii) of this section. However, these no-action letters and interpretations are very fact specific and should not be relied upon without close consideration of your unique facts; or

(2)	Non-Accredited Investors: If you are not an accredited investor, your investment in Notes may not be more than 10% of the greater of:

(a)	If you are a natural person:

i.	your individual net worth, or joint net worth with your spouse, excluding the value of your primary residence (as described below); or

ii.	your individual income, or joint income with your spouse, received in each of the two most recent years and you have a reasonable expectation that an investment in the shares will not exceed 10% of your individual or joint income in the current year.

(b)	If you are not a natural person,

i.	your revenue, as of your most recently completed fiscal year end; or

ii.	your net assets, as of your most recently completed fiscal year end.

For purposes of this definition, “net worth” means the excess of total assets at fair market value over total liabilities, except that the value of the principal residence owned by a natural person will be excluded for purposes of determining such natural person’s net worth. In addition, for purposes of this definition, the related amount of indebtedness secured by the primary residence up to the primary residence’s fair market value may also be excluded, except in the event such indebtedness increased in the 60 days preceding the purchase of the Notes and was unrelated to the acquisition of the primary residence, then the amount of the increase must be included as a liability in the net worth calculation. Moreover, indebtedness secured by the primary residence in excess of the fair market value of such residence should be considered a liability and deducted from the natural person’s net worth.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

oFFERING CIRCULAR SUMMARY

This summary highlights selected information relating to this Offering. It is not complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular. To understand this Offering fully, you should read the entire Offering Circular carefully, including the “Risk Factors” section, before making a decision to invest in the Notes. References to “we,” “us,” “our,” “the Company” or “Connect Invest IIII” refer to Connect Invest IIII, LLC, a Nevada limited liability company.

Our Business

General. Connect Invest IIII, LLC is a newly formed Nevada limited liability company that has no operating history. We intend to operate as a real estate lender that funds all or portions of real estate loans (“RE Loans”) initially originated by Ignite Funding, LLC (“Ignite”), a Nevada Limited Liability company and affiliate of the Company’s parent company, Connect Invest Corporation (“Connect Invest”). Both the Company and Ignite are managed by affiliate I-Management Group LLC. The financing needs of the borrowers under the RE Loans are not typically met by traditional mortgage lenders. As a part of its origination process, both the Company and Ignite will (i) verify and value the real estate collateral that will secure the proposed RE Loan, (ii) verify that the real estate will meet its funding criteria and (iii) obtain borrowers’ credit profiles to determine if the prospective borrower meet its funding criteria. Ignite also services the RE Loans funded by the Company on an ongoing basis pursuant to the terms of a servicing agreement between Ignite and Connect Invest (the “Servicing Agreement”). As of the date of this Offering Circular, the Company has not identified any RE Loans for funding with the proceeds of this Offering. See “Description of Our Business—Real Estate Loan Administration—Servicing Agreement.”

The Notes. Our investors have the opportunity to buy Notes issued by the Company. The proceeds of the Notes will be used to originate, fund or otherwise acquire RE Loans. The Notes bear interest at rate of 10.00% per annum and mature 12 months after issuance. The Company will not provide any additional information prior to any maturity date. The Notes are unsecured, general recourse obligations of the Company, ranking junior in right of payment to any future secured debt of the Company. Holders of the Notes will not have any recourse against the borrowers under the RE Loans or the collateral securing the RE Loans that the Company acquires. We will pay interest only on the Notes through monthly payments, with all principal payable at the maturity of the Notes. The Notes are prepayable by the Company at any time without penalty. If we were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a general unsecured claim against our Company.

About Ignite.  Ignite, which is a licensed mortgage broker, commenced operations in 1995 and as of December 31, 2025, Ignite has originated over 1,450 real-estate-related loans with an aggregate principal amount of approximately $2.5 billion. Over the past five years, Ignite has funded approximately $1.3 billion in aggregate principal amount of real estate loans, with maturities ranging from three months to 18 months and an average loan payoff of ten months. The default rate on Ignite’s real estate loans over the five years ended December 31, 2025 is approximately $77 million, or 5.95%, with an aggregate loss of principal of $3,852,709 or 0.30%.

Real Estate Loan Administration. We have entered into a Servicing Agreement with Ignite, under which Ignite will service the RE Loans funded or otherwise acquired in whole or in part by the Company, including collecting payments due on the applicable RE Loans and remitting those payments to the Company. Under the terms of the Servicing Agreement, Ignite is responsible for overseeing all collection procedures in the event of a borrower default under a RE Loan. The Servicing Agreement also permits Ignite to retain third parties to assist it in the performance of its obligations; however, Ignite is solely responsible and liable for all its obligations under the Servicing Agreement. See “Description of Our Business—Ignite Real Estate Loan Administration—Servicing Agreement.”

Following the occurrence of an event of default under a RE Loan that has not been timely cured (the “Defaulted Loan”), Ignite will commence a collection process relating to the Defaulted Loan and will transfer to the Company all, or its pro rata portion, of the amounts realized from the collection process, including any proceeds from the liquidation of the collateral securing the RE Loan and any personal guarantees, net of all fees and expenses relating to the collection process (collectively, the “Collection Proceeds”). The Company will use the Collection Proceeds to initially make debt service payments on the Company’s indebtedness, including the Notes. Pursuant to the terms of the Servicing Agreement, Ignite, or a third party selected by Ignite, will exercise all remedies available to collect the Defaulted Loan, including foreclosing on and selling the real estate collateral securing the Defaulted Loan, provided that our approval is required for all waivers or modifications to the terms of the RE Loans for which we have has provided at least 51% of the funding. See “Description of the Notes—Servicing Covenant” and “Description of Our Business--Ignite Real Estate Loan Administration--Collection Process.”

The Real Estate Loans.  The Company will originate RE Loans or invest in RE Loans originated by the Company, Ignite and other parties. The Company has no prior experience originating real estate loans but will rely upon I-Management Group, LLC and its principals, which have many years of experience originating mortgage loans. All RE Loans will be secured by real property owned by the borrowers and will have fixed interest rates and maturities ranging from three months to three years. We do not have a minimum net worth requirement for a prospective borrower; instead, it relies heavily on the value of the real estate collateral securing the loan and the strength of the borrower based on its experience, track record and reputation as a borrower in the subject community. Each RE Loan will be made to third party borrowers initially identified by the originator. The RE Loans will be funded or purchased in whole or in part by us with the proceeds the Company has received from this Offering of the Notes. Neither Ignite, another originator, nor the third-party borrower under any RE Loan has any obligation to the purchasers of the Notes.

About the Company

The Company was organized in Nevada in August 2025. The principal executive office of is the Company are located at 6700 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119, and its telephone number is (866) 795-7558. The Company’s website address is www.connectinvest.com. Information contained on our website is not incorporated by reference into this Offering Circular. The Company is a newly formed entity with no operating history.

The Offering

Issuer	Connect Invest IIII, LLC.

Notes offered	Notes which will be issued in increments of $100, with a minimum purchase of $500.

Offering price	100% of principal amount of each Note.

Maturity date	12 months after issuance

Interest rate	The Notes will have a stated, fixed interest rate of 10.00%

Payments on the Notes	During the term of the Notes, we will make monthly interest only payments, with all principal payable at maturity of the Note. The Notes are unsecured, general recourse obligations of the Company and are not subject to any credit enhancement. Accordingly, the holders of the Notes will not have any recourse against the borrowers under the RE Loans funded by the Company or the collateral securing the RE Loans. See “Description of the Notes” for more information.

Ranking	The Notes will not be contractually senior to or contractually pari passu with any other indebtedness of the Company. The terms of the Notes do not restrict our ability to incur other indebtedness, including debt that is senior to the Notes, or the grant or imposition of liens or security interests on our assets, including on the RE Loans.

Use of proceeds	We will use all of the proceeds of the Notes to fund or otherwise acquire the RE Loans.

Manager	I-Management Group LLC, a Nevada limited liability company, is the manager of the Company (the “Manager”) and will manage and control the Company’s affairs. The mailing address of the Manager is 6700 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119 and its phone number is (866) 795-7558.

Electronic form and transferability	The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will generally be transferable, but there can be no assurance that any market will develop for the Notes. Therefore, investors must be prepared to hold their Notes to maturity.

U.S. federal income tax consequences	Although the matter is not free from doubt, we intend to treat the Notes as indebtedness of the Company for U.S. federal income tax purposes. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “Material U.S. Federal Income Tax Considerations” for more information.

Risk Factors	This Offering involves various risks. See “Risk Factors.”

Investor suitability	This Offering is strictly limited to investors who meet the investor suitability requirements set forth in this Offering Circular. See “Plan of Distribution—Who May Invest.”

RISK FACTORS

Our Notes involve a high degree of risk. In deciding whether to purchase Notes, you should carefully consider the following risk factors. Any of the following risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or future principal and interest payments you expect to receive.

Risks Relating to the Notes

The Company is newly formed and has not yet funded any RE Loans and has not identified any RE Loans to fund.

As of the date of this Offering Circular, the Company has not identified any RE Loans to fund. The holders of the Notes are relying on the ability of the Manager to select the RE Loans that will be funded using the proceeds of this Offering.

You may lose some or all of your initial purchase price for the Notes because the Notes are highly risky and speculative. Only investors who can bear the loss of their entire purchase price should purchase our Notes.

The Notes are highly risky and speculative because the Notes are unsecured, general recourse obligations of the Company. Notes are suitable purchases only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in Notes, you should not purchase Notes. You should not assume that a Note is appropriate for you just because it corresponds to a loan listed on our platform.

The Notes are not secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of the borrowers under the RE Loans or any other party except the Company. The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party. As a result, there is no assurance or guarantee that our cash flow, profits and capital will be sufficient to repay our obligations under the Notes.

The Notes may be subordinated obligations of the Company.

The Notes will be subordinate to any future indebtedness of the Company that is not by its terms subordinate to or pari passu with the Notes. There is no limitation on the amount of indebtedness that we may incur which is senior in right of payment to the Notes. The Notes will be general unsecured obligations of the Company ranking effectively junior in right of payment to any future indebtedness of the Company to the extent of any collateral securing such indebtedness. If the Company is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of the Company will be entitled to be paid in full, from assets securing such indebtedness before any payment may be made with respect to the Notes.

There may be Investment Company Act Risks which may result in the Company acquiring legal fees.

The Company intends to avoid becoming subject to the Investment Company Act of 1940, as amended (the “1940 Act”); however, the Company cannot assure prospective investors that under certain conditions, changing circumstances or changes in the law, the Company may not become subject to the 1940 Act in the future as a result of the determination that the Company is an “investment company” within the meaning of the 1940 Act that does not qualify for an exemption as set forth below. Becoming subject to the 1940 Act could have a material adverse effect on the Company. Additionally, the Company could be terminated and liquidated due to the cost of registration under the 1940 Act. In general, the 1940 Act provides that if there are 100 or more investors in a securities offering, then the 1940 Act could apply unless there is an exemption; however, the 1940 Act generally is intended to regulate entities that raise monies where the entity itself “holds itself out as being engaged primarily, or purposes to engage primarily, in the business of investing, reinvesting or trading in securities” (Section 3(a)(1)(A) of the 1940 Act).

The second key definition of an “investment company” under the 1940 Act considers the nature of an entity’s assets. Section 3(a)(1)(C) of the 1940 Act defines “investment company” as any issuer that: “is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.” Section 3(b)(1) of the 1940 Act provides that a company is not an “investment company” within the meaning of the 1940 Act if it is: “[An] issuer primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities.”

Section 3(c) of the 1940 Act provides for the following relevant exemptions: “Notwithstanding subsection (a), none of the following persons is an investment company within the meaning of this title: (1) Any issuer whose outstanding securities (other than short- term paper) are beneficially owned by not more than one hundred persons  and which is not making and does not presently propose to make a public offering of its securities. Such issuer shall be deemed to be an investment company for purposes of the limitations set forth in subparagraphs (A)(i) and (B)(i) of section 12(d)(1) governing the purchase or other acquisition by such issuer of any security issued by any registered investment company and the sale of any security issued by any registered open-end investment company to any such issuer. For purposes of this paragraph: (A) Beneficial ownership by a company shall be deemed to be beneficial ownership by one person, except that, if the company owns 10 per centum or more of the outstanding voting securities of the issuer, and is or, but for the exception provided for in this paragraph or paragraph (7), would be an investment company, the beneficial ownership shall be deemed to be that of the holders of such company’s outstanding securities (other than short-term paper). (B) Beneficial ownership by any person who acquires securities or interests in securities of an issuer described in the first sentence of this paragraph shall be deemed to be beneficial ownership by the person from whom such transfer was made, pursuant to such rules and regulations as the Commission shall prescribe as necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of this title, where the transfer was caused by legal separation, divorce, death, or other involuntary event. (5) Any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses: (A) Purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services; (B) making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services; and (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate [emphasis added].”

This is due to the fact that the Company does not hold itself out as an investment company and is not in the business of issuing redeemable securities, face-amount certificates or period plan certificates and will be primarily engaged in the business of purchasing, making, funding or otherwise acquiring loans secured by real property and/or personal property. Notwithstanding the foregoing, there are no assurances that this will ultimately be the case. In the event the Company becomes subject to the registration requirements of the 1940 Act, the Company may incur substantial legal fees. This may adversely affect Note holders in the sense that if the Company does not have funds to pay said legal fees, it may be unable to make payment on the Notes.

There is not a minimum offering amount of Notes which could create a diversification risk.

There is no minimum offering amount and no escrow provision for the proceeds of this Offering. Accordingly, the proceeds from the sale of the Notes will be immediately available to the Company upon the acceptance of each investor’s subscription. If less than the maximum amount of Notes is sold under this Offering Circular, we may only be able to fund a limited number of RE Loans and would be less diversified than would be the case if a larger principal amount of the Notes had been sold. As a result, there may be less diversification in our portfolio of RE Loans than if we sold the maximum amount of Notes. A limited number of RE Loans may place a substantial portion of the Company’s portfolio in the same geographic location. In that case, a decline in such real estate market could have a much greater adverse impact the Company’s RE Loan portfolio than if the Company had a more diversified loan portfolio.

While the RE Loans are secured by designated real property assets and are occasionally guaranteed, you must rely on the Company and Ignite to pursue collection against any borrower.

While the RE Loans that the Company funds are secured by designated real property assets, they are obligations of the borrowers to the Company, not obligations to holders of Notes. Holders of Notes will have no recourse to the borrowers and no ability to pursue the borrowers to collect payments under the RE Loans. Holders of Notes may look only to the Company for payment of the Notes, and its obligation to pay the Notes is limited as described in this Offering Circular. The holders of the Notes will not be able to pursue collection efforts against any borrower or the real estate assets securing the RE Loans and will have no right to contact the borrower about the defaulted RE Loan. See “Description of the Notes.”

Payments of principal and interest on the Notes may be made from additional borrowings.

Payments of principal and interest on the Notes will be made from the Company’s working capital, which will be generated from a number of sources including results of the Company’s operations, the issuance of additional Notes and third-party financings. As a result, if additional debt financing is not available, the Company may not be able to fully repay the Notes is has previously issued.

Decreases in the value of the property underlying the RE Loans might decrease the borrowers’ ability to make payments on their loans.

The RE Loans that the Company funds are secured by underlying real property interests. To the extent that the value of the property underlying the RE Loans decreases, the borrowers may have greater difficulty making payments on the RE Loans. As a result, the Company may not be able to make payments to its investors on the Notes.

The property valuation models used by Ignite in determining whether to make a RE Loan may be deficient and may increase the risk of default.

Real estate valuation is an inherently inexact process and depends on numerous factors, all of which are subject to change. Appraisals or opinions of value may prove to be insufficiently supported, and the originator’s review of the value of the underlying property in determining whether to make a RE Loan and the value of the underlying security may be based on information that is incorrect or opinions that are overly optimistic. The risk of default in such situations is increased, and the risk of loss to Investors will be commensurately greater.

Insurance against risks faced by a property could become costlier or could become unavailable altogether.

Real estate properties are typically insured against risk of fire damage and other typically insured property casualties but are sometimes not covered by severe weather or natural disaster events such as landslides, earthquakes, or floods. Changes in the conditions affecting the economic environment in which insurance companies do business could affect the borrower’s ability to continue insuring the property at a reasonable cost or could result in insurance being unavailable altogether. Moreover, any hazard losses not then covered by the borrower’s insurance policy would result in the RE Loan becoming significantly under-secured, and an investor in a Note could sustain a significant reduction, or complete elimination of, the return and repayment of principal from that Note.

Environmental issues may affect the operation of a borrower property.

If toxic environmental contamination is discovered to exist on a property underlying a RE Loan, it might affect the borrower’s ability to repay the RE Loan we could suffer from a devaluation of the loan security. To the extent that we are forced to foreclose and/or operate such a property, potential additional liabilities include reporting requirements, remediation costs, fines, penalties and damages, all of which would adversely affect the likelihood that Investors would be repaid on the Notes.

Of concern may be those properties that are, or have been, the site of manufacturing, industrial or disposal activity. These environmental risks may give rise to a diminution in value of the security property or liability for clean-up costs or other remedial actions. This liability could exceed the value of the real property or the principal balance of the related mortgage loan. For this reason, we may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions, in which event you would lose your entire investment other than payments received prior to the event giving rise to a foreclosure right.

Under the laws of certain states, an owner’s failure to perform remedial actions required under environmental laws may give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs. In some states this lien has priority over the lien of an existing mortgage against the real property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.

The state of law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. If a lender does become liable for cleanup costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but these persons or entities may be bankrupt or otherwise judgment-proof. Furthermore, an action against the borrower may be adversely affected by the limitations on recourse in the loan documents.

Loss rates on the RE Loans may increase as a result of economic conditions, natural disasters, war, terrorist attacks, or Acts of God beyond the Company’s control and beyond the control of the borrower.

Borrower loan loss rates may be significantly affected by economic downturns or general economic conditions, natural disasters, war, terrorist attacks, or Acts of God beyond our control and beyond the control of individual borrowers. In particular, loss rates on the RE Loans may increase due to factors such as (among other things) local real estate market conditions, prevailing interest rates, the rate of unemployment, the level of consumer confidence, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. Loss rates may also increase due to certain natural disasters, such as fires, floods, hurricanes, tornados, tsunamis, or earthquakes, war, terrorist attacks, or other Acts of God.

Security of the RE Loans does not remove the risks associated with foreclosure.

Different property types involve different types of risk in terms of realizing on the collateral in the event that the borrower defaults. These risks include completion costs in the case of an incomplete project (including potential payments to third parties involved in the project), partial resale for condominiums and tracts and lease-up (finding tenants) for multi- family residential, small commercial and industrial properties. We may not be able to sell a foreclosed commercial property, for example, before expending efforts to find tenants to make the property more fully leased and more attractive to potential buyers.

Moreover, foreclosure statutes or other recovery methods vary widely from state to state. Properties underlying defaulted loans will need to be foreclosed upon in compliance with the laws of the state where such property is located. Many states require lengthy processing periods or the obtaining of a court decree before a mortgaged property may be sold or otherwise foreclosed upon. Further, statutory rights to redemption and the effects of anti- deficiency and other laws may limit the ability for the Company to timely recover the value of its loan in the event that a borrower defaults on a loan.

Commercial loans generally involve a greater risk of loss than any other types of loans

Commercial loans are considered to involve a higher degree of risk than other loans, such as residential or consumer loans, because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating on the property, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments.

A portion of the RE Loans the Company funds will be either acquisition or development mortgage loans, which are highly speculative.

The Company expects that a portion of the RE Loans it funds will be loans for the acquisition or development of real estate, which will initially be secured by unimproved land. These types of loans are highly speculative, because:

●	until disposition, the property does not generate separate income for the borrower to make loan payments;

●	the completion of planned development may require additional development financing by the borrower, which may not be available;

●	depending on the velocity or amount of lot sales to homebuilders, demand for lots may decrease causing the price of the lots to decrease;

●	depending on the velocity or amount of lot sales to developers or homebuilders, demand for land may decrease causing the price of the land to decrease;

●	there is no assurance that we will be able to sell unimproved land promptly if we are forced to foreclose upon it; and

●	lot sale contracts are generally not “specific performance” contracts, and the borrower may have no recourse if a homebuilder elects not to purchase lots.

If in fact the land is not developed, the borrower may not be able to refinance the loan and, therefore, may not be able to make the balloon payment when due. If a borrower defaults and Ignite forecloses on the collateral, Ignite may not be able to sell the collateral for the amount owed to us by the borrower. In calculating our loan-to-value ratios for the purpose of determining maximum borrowing capacity, Ignite uses the estimated value of the property at the time of completion of the project, which increases the risk that, if Ignite forecloses on the collateral before it is fully developed, it may not be able to sell the collateral for the amount owed to us by the borrower.

The Company expects a portion of the RE Loans it funds will be construction loans, which are subject to the risk of failure of completion or failure of the subsequent sale of the completed project.

Construction loans are subject to the risk that the home or building is not completed, or that the completed home or building is not sold or leased, prior to the maturity of the RE Loan. In either case, if the borrower ultimately defaults on the loan, Ignite may be required to find another contractor to complete the project and/or sell the finished project. If Ignite is unable to complete the project or sell the completed project, we could lose a substantial portion of the principal of the applicable Loan, and the Company’s ability to make payments to its investors on the Notes will be harmed.

We may be subject to losses due to fraudulent and negligent acts on the part of RE Loan applicants, mortgage brokers, other vendors and our employees.

When Ignite originates a prospective RE Loan, it relies on information supplied by third parties, including the information contained in the loan application made by the applicant, property appraisal, title information and revenue documentation. If a third party misrepresents any of this information and Ignite does not discover the misrepresentation prior to funding the RE Loan, the value of the RE Loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with the misrepresentation whether it is made by the loan applicant, another third party or one of our employees. A RE Loan that is subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. Although we may have rights against the person, or entities that made, or knew about, the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that we have suffered.

Ignite relies on information provided to it by third parties which it cannot always verify in conducting its evaluation process. If any of these third parties makes an error or misrepresents information to Ignite, we may fund RE Loans that do not meet our standard criteria.

The evaluation of RE Loans to be funded depends on several factors, such as the third-party property valuations and the analysis of the financial position of the borrower. If there is an error in the property valuation, or the borrower or its accountant makes an error or a misrepresentation in the information provided to Ignite, it will provide the Company with an evaluation based on faulty information, which may lead us to fund a loan that is not within our standard criteria. If such a mistake or misrepresentation leads the Company to fund a loan to a higher-risk borrower than its loan fundings, we may suffer an increased risk of default on the RE Loan.

Default rates on the RE Loans may increase as a result of economic conditions beyond our control and beyond the control of borrowers.

The default rates on the real estate Loans may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of the borrowers. In particular, default rates on RE Loans funded by the Company may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.

The RE Loans do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the RE Loan, which may impair our ability to receive the full principal and interest payments on the RE Loans.

If a borrower incurs additional debt after obtaining a RE Loan from us, the additional debt may impair the ability of that borrower to make payments on the borrower’s RE Loan. In addition, the additional debt may adversely affect the borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower. To the extent that the borrower has or incurs other indebtedness and cannot pay all of its indebtedness, the borrower may choose to make payments to creditors other than us.

To the extent borrowers incur other secured indebtedness, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower’s ability to repay the RE Loan.

Some of the RE Loans that the Company funds will not contain any cross-default or similar provisions. If borrowers default on their debt obligations other than on the RE Loans, the ability to collect on the RE Loans that the Company funds may be substantially impaired.

Some of the RE Loans that the Company funds will not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower. Under a RE Loan that does not contain cross-default provisions, a borrower’s loan will not be placed automatically in default upon that borrower’s default on any of the borrower’s other debt obligations, unless there are independent grounds for a default on the RE Loan. A real estate Loan will not be referred to a third-party collection agency for collection because of a borrower’s default on debt obligations other than the real estate Loan. If a borrower defaults on debt obligations owed to a third party and continues to satisfy payment obligations under the RE Loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower before the borrower defaults on the real estate Loan.

The Company will be subject to general risks associated with real property lending.

The Company’s profitability depends on the ability of the borrowers to repay their RE Loans. The ability of a borrower to repay may be affected by local, regional, and national real estate market and economic conditions beyond the control of the Company. Delinquencies and defaults are sensitive to local and national business and economic conditions. Favorable real estate and economic conditions may not necessarily enhance a borrower’s ability to repay due to circumstances specific to a borrower and are beyond the Company’s control.

There are also special risks associated with particular sectors of real estate property in which the Company may lend:

●	Fix and Flip Properties: Properties recently acquired in foreclosure are usually acquired and financed with little opportunity to fully inspect the property. Frequently, the properties have deferred maintenance. There may be delays in evicting occupants, claims by the foreclosed property owner that could delay resale, unknown property defects and numerous laws now on the books and been regularly issued to make it more difficult to foreclose and evict. In addition, there is no assurance the inventory of homes will be sufficient to sustain the fix and flip market as it exists today. There is also the risk that lenders may take it upon themselves to improve and directly resell their foreclosed inventory.

●	Retail Properties: Retail properties are affected by the overall health of the economy and a borrower’s ability to pay a loan on retail property may be adversely affected by, among other things, the growth of alternative forms of retailing, bankruptcy, departure or cessation of operations of a tenant, a shift in consumer demand due to demographic changes, changes in spending patterns and lease terminations.

●	Office Properties: Office properties and a borrower’s ability to pay a loan on an office property are affected by the overall health of the economy and other factors such as a downturn in the business operated by their tenant, obsolescence and non-competitiveness.

●	Multifamily Properties: The value and successful operation of a multifamily property may be affected by a number of factors such as the location of the property, the ability of the property manager, the presence of competing properties adverse local economic conditions, oversupply and rent control laws or other laws affecting such properties. All of these factors may adversely affect a borrower’s ability to pay.

●	Industrial Properties: Industrial properties are affected by the health of the economy and the particular industry of the borrower. A borrower’s ability to pay a loan on an industrial property may be adversely affected by, among other things, competition within the industry, growth of competing industries, bankruptcy and government regulation with respect to the industry.

●	Buildable Lots: Loans on buildable lots are subject to the risk that entitlements will lapse or that development may be impaired by environmental, heritage, governmental controls and restrictions, zoning, soil and other conditions and risks inherent in land development.

●	Construction Loans: The Company may make construction loans, which have unique risks, including: cost overruns that the borrower cannot absorb, material and labor shortages, strikes and price increases, governmental issues, contractor default and defective construction. If the borrower defaults for any of these other reasons, the Company would be forced to foreclose and finish the construction at a potentially higher cost and over a longer than anticipated period of time.

There are inherent risks with respect to investment in non-performing notes.

The Company may elect to invest in non-performing notes secured by real estate. Accordingly, non-performing notes carry substantial risk, including the possibility that the non-performing notes may not generate any cashflow or profit for the Company. The Company may acquire the non-performing notes with the expectation that they will be reformed to become performing notes. However, there is no assurance or guarantee that such non-performing notes will perform, or even if reformed, will generate cashflow for the Company. For example, the borrower may re-enter into default after the reformation of the Non-Performing Note or the possibility that any collateral securing the non-performing note cannot be sold for profit.

Borrowers’ bankruptcy will incur additional expenditures on the Company and impact the rate of return.

Where a borrower files a Chapter 13 bankruptcy, if the market value of the property is demonstrated to be less than the payoff amount of a senior mortgage which is ahead of the Company’s junior mortgage, the lien securing the Company’s note can be “stripped” from the property, subject to the successful completion of the debtor’s bankruptcy plan and obtaining a discharge. Although the Company would still likely receive some debt repayment as an unsecured creditor, a substantial portion of the total debt owed would most likely be wiped out upon discharge of the bankruptcy.

Upon discharge of Chapter 7 bankruptcy, a borrower will no longer be held personally liable for the obligations of a note held by the Company, unless the borrower reaffirms the debt while in bankruptcy. However, in any case, the Company will retain the right to foreclose on the collateral, as granted in the mortgage or deed of trust, in the event a mutually acceptable alternative cannot be worked out between the Company and the borrower.

Senior Lienholders have foreclosure rights that may impact the Company if it originates junior lien positions.

In the event a senior lienholder forecloses on the subject real estate before the Company, the Company’s interest in the subject real estate may be eliminated. If a borrower’s performance on a first lien fails, the Company can begin foreclosure ahead of the first lien, which may result in taking the property subject to the first lien. If the first lien starts foreclosure ahead of the Company, the Company, as junior lienholder, has the right to protect its secured interest in the property by bringing the payments current on the first lien, and then may elect to foreclose ahead of the first lien. In some instances, it may not be profitable for the Company to expend additional funds to enforce such protections, in which case the Company’s lien would be removed from the property, leaving the Company with an unsecured debt worth significantly less than when it was secured.

Servicer’s failure to comply with the regulations may subject the Company to regulations and exposure of legal liability.

The lending industry is heavily regulated by laws governing lending practices at the federal, state, and local levels. In addition, proposals for further regulation of the financial services industry are continually being introduced. Failure of the Company or Ignite, as Servicer, to comply with these laws could lead to loss of the property, legal fees, and other unexpected costs that could adversely affect investments. These laws and regulations to which the Company and its Servicer is subject include those pertaining to:

●	real estate settlement procedures;

●	fair lending;

●	compliance with federal and state disclosure requirements;

●	debt collection;

●	the establishment of maximum interest rates, finance charges, and other charges;

●	secured transactions and foreclosure proceedings; and

●	private regulations providing for the use and safeguarding of non-public personal financial information of borrowers.

Loan defaults and foreclosures may occur which could potentially adversely affect the profitability of the Company its ability to make payments on the Notes.

The Company will invest in Loans and take the risk that borrowers will default on those loans and other risks that lenders typically face, some of which are detailed in this Offering. Loans may be made to borrowers who do not qualify for loans from more traditional sources of financing, such as (without limitation) borrowers who are in default under other obligations or in bankruptcy or who not have sources of income that would be sufficient to qualify for loans from other lenders (including but not limited to, banks and savings and loans associations). Loans may generally provide for a monthly payment from the borrower followed by a “balloon” payment at the loan’s maturity. Borrowers may be unable to pay such a balloon payment and are compelled to refinance the balloon amount into a new loan. Fluctuations in the interest rates, unavailability of mortgage funds, and a decrease in the value of the real property securing the loan could adversely affect the borrower’s ability to refinance their loans at maturity.

The Company will generally look to the underlying property securing the loan to determine whether to make the loan to the borrower and, to a lesser extent, the credit rating a borrower has. Nonetheless, borrowers will need to demonstrate adequate ability to meet its financial obligations under the terms of any loan which the Company originates or purchases.

To determine the fair market value of the property securing the loan, the Company will primarily rely on an appraisal, the Company’s opinion of value of the property, or other similar opinion. Appraisals are a judgment of an individual appraiser’s interpretation of a property’s value. Due to the differences in individual opinions, values may vary from one appraiser to another. Furthermore, the appraisal is merely the value of the real property at the time the loan is originated. Market fluctuations and other conditions could cause the value of real property to decline over time.

If the borrower defaults on the loan, the Company may take the deed in lieu of foreclosure or be forced to purchase the property at a foreclosure sale. If the Company cannot quickly sell the real property and the property does not produce significant income, the profitability and ability to repay the Company will be adversely affected.

Due to certain provisions of State law that may be applicable to all RE Loans, if real property security proves insufficient to repay amounts owing to the Company, it is unlikely that the Company will be able to recover any deficiency from the borrower.

Finally, the recovery of sums advanced by the Company in making or investing in mortgage loans and protecting its security may also be delayed or impaired by the operation of the federal bankruptcy laws or by irregularities in the manner in which the loan was made. Any borrower has the ability to delay a foreclosure sale for a period ranging from several months to several years by filing a petition in bankruptcy which automatically stays any actions to enforce the terms of the loan. It can be assumed that such delays and the costs associated therewith will reduce the profitability of the Company.

There are general risks associated with investing commercial real estate market.

The Company will invest in the commercial real estate market. Concentration in commercial real property entails risks that are specific to the industry. For example, the Company may experience fluctuations in occupancy rates, rent schedules, and operating expenses, among other factors, which can adversely affect operating results of the commercial real property and the borrower's ability to make payments on the loans. Operating performance will also depend on adverse changes in local population trends, market conditions, neighborhood values, national, regional or local economic and social conditions, federal, state or local regulations, controls or fiscal policies, including those affecting rents, prices of goods, fuel and energy consumption, environmental restrictions, real estate taxes, zoning and other factors affecting real property. Additionally, there may be a need for capital improvements and repairs, accounting for inflation, financial condition and profitability of tenants, uninsured losses, acts of nature such as floods and earthquakes, and other risks. Some or all of these factors may also affect the financial condition of borrower's on loans secured by commercial real property and thus their ability to make payments on these loans.

In addition, in the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, the Company may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

Loan sale documentation may include buy-back clause which may create backlog and illiquidity

The Company may participate in the sale of loans with Affiliates or third-parties, including institutions. In certain sales contracts there may be a buy-back clause which may be enforced by the purchaser of the loans, in the event that the Company has breached a representation or warranty contained in such sale agreement. In that instance, the Company may be forced to repurchase one or more loans sold to the purchaser. The breach of a representation or warranty by the Manager may impact the Company’s ability to originate new loans, collect fees, and strip interest income which the Company and Manager use to fund its operations and make payments on the Notes.

The Company may be subject to certain U.S. State Licensing Requirements

The Manager believes that the Company or Ignite have either obtained the licenses necessary for (or are exempt from) participating lawfully in the business of business-purpose lending in each state in which it plans to make loans prior to commencing operations, based on current assessment of the regulatory requirements of each such state. This means that while the Company may believe that that the Company’s practices in a particular state are compliant with that state’s current regime, it is possible that that regime might come under question from state or other regulatory authorities, and/or be changed in such a way as to adversely affect the Company’s ability to continue lending or conducting business in that state or may prohibit continuation of the Company’s loans in that state. The Company intends to monitor such regulatory activity closely, but may fail to correctly or adequately anticipate regulatory action in this developing arena.

The possible repeal of state usury limits could affect the Company’s profitability and cash flow.

To the extent that any Loans are arranged by or through a mortgage lending license and are therefore generally exempt from the otherwise applicable state’s usury limitation, should this exemption be repealed, the Company may no longer be able to originate loans in excess of the usury limit, potentially reducing its return on investment or forcing it to limit its lending activities or otherwise burdening its profitability and cash flow.

Certain real estate properties may be at risk as a result of certain losses being uninsured, underinsured or not insurable.

The Company intends to maintain comprehensive insurance coverage of the type and amount it believes is customarily obtained by any lender of real estate. There are, however, certain types of losses, generally of a catastrophic nature, such as earthquakes, war and floods, that may be uninsurable or not economically insurable from which the real estate properties may be at risk. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the underlying investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it unfeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to its real estate properties. Additionally, the Company does not intend to require mortgage insurance on Loans, which would protect the Company from losses due to defaults by borrowers.

Fluctuations in interest rates may affect the profitability of the Company and may not be able to liquidate their investment to take advantage of higher available returns.

Mortgage interest rates are subject to abrupt and substantial fluctuations and the purchase of Notes are a relatively illiquid investment. If prevailing interest rates rise above the average interest rate being earned by the Company’s portfolio, noteholders may wish to liquidate their investment to take advantage of higher available returns but may be unable to do so due to restrictions on withdrawal.

The Company, as a lender, may be exposed to the risks of litigation by a borrower, tenant, or other counter-party as a result of the Loan.

The Company will act in good faith and use reasonable judgment in selecting borrowers and making, purchasing, and managing the Loans. However, as a lender the Company is exposed to the risk of litigation by a borrower, tenant or other counter-party for any warranted or unwarranted allegations regarding the terms of any transaction or the actions or representations of the Company in making, managing or foreclosing on Loans. It is impossible to foresee the allegations that a party will bring against the Company, but the Company will use its best efforts to avoid litigation if, in its sole and absolute discretion, it is in the best interests of the Company. If the Company is required to incur legal fees and costs to respond to any lawsuit, the costs and fees could have an adverse impact on the Company’s cash flow and profitability.

Participation with other parties in a Loan may result in lack of control as to when and how to enforce a loan default.

While the Company does not expect to participate in transactions with other parties, there is a possibility that it may do so. When participating in Loans with other lenders the Company may not have control over the determination of when and how to enforce a default, depending on the terms of any participation agreement with the other lenders or owners, other lenders or owners may have varied amounts of input into such decision-making process, including (without limitation) the ultimate decision-making power on if and when to enforce a default. There is no certainty as to who will be a lead lender or lead investor (as applicable) in a situation where the Company participates in ownership of a Loan with another entity.

There are risks of government actions against the Company for alleged violations of lending laws (and other law) which may result in high legal fees and damage awards.

While the Company will use its best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of (without limitation) mortgage lending laws which may result in legal fees and damage awards that would adversely affect the applicable entity.

Risks of leveraging the Company’s asset portfolio include assigning a portion of or the entire Company’s asset portfolio as security for obtaining additional capital.

The Company may borrow funds from any third-party sources (including, but not limited to, lenders and investors) to fund investments in Loans and properties. These additional sources of capital may be secured by Loans and assets held by the Company. In order to obtain such additional capital, the Company may assign part or its entire asset portfolio to the lender or investor. Such money may bear interest at a variable rate, whereas the Company may be making fixed rate loans. Therefore, if prevailing interest rates rise, the cost of money could exceed the income earned from that money, thus reducing the Company’s profitability or causing losses.

Risks of real estate ownership that could affect the marketability and profitability of the properties.

There is no assurance that the Company’s owned properties will be profitable or that cash from operations will be sufficient to make payment on the Notes. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of property interests. The marketability and value of the properties will depend upon many factors beyond the control of the Company, including (without limitation):

●	changes in general or local economic conditions;

●	changes in supply of or demand for competing properties in an area (e.g., as a result of over-building);

●	changes in interest rates;

●	the promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;

●	condemnation and other taking of property by the government;

●	unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a property difficult;

●	unexpected environmental conditions;

●	the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of properties;

●	changes in real estate taxes and any other operating expenses;

●	energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;

●	various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and

●	imposition of rent controls.

There are a number of risks involved in investing in development, redevelopment and undeveloped properties.

The Company anticipates that it will invest in RE Loans secured by properties that require varying degrees of development. In addition, some properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

●	strikes;

●	adverse weather;

●	earthquakes and other "force majeure" events;

●	changes in building plans and specifications;

●	zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials and government staff;

●	material and labor shortages;

●	increases in the costs of labor and materials;

●	changes in construction plans and specifications;

●	rising energy costs; and

●	delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed).

Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such property.

Risks Related to our Company and our Platform

We have no operating history. As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

If we are successful, the number of borrowers and investors and the volume of RE Loans originated through our platform will increase, which will require us to increase our facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands on our platform. Our platform is dependent upon our website in order to maintain transactions in the RE Loans and Notes. We must constantly add new hardware and update our software and website, expand our customer support services and add new employees to maintain the operations of our platform, as well as to satisfy our servicing obligations on the RE Loans and make payments on the Notes.

The holders of the Notes will have no rights to control the operations of the Company.

The holders of the Notes will have no opportunity to control our day-to-day operations, which will be the responsibility of the Manager, including decisions relating to which RE Loans to fund. Consequently, the holders of the Notes will generally not be able to evaluate for themselves the merits of a particular RE Loan prior to financing.

The Manager’s liability to the Company is limited and we have agreed to indemnify the Manager against certain losses.

The Manager and its agents and employee may not be liable to us for errors of judgment or other acts or omissions. In addition, we are obligated to indemnify the Manager against certain suits or proceedings to which it becomes subject based on its position as the Manager. A successful claim for indemnification would reduce our capital by the amount paid and, therefore, potentially limit our ability to make payments on the Notes.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be adversely affected.

The real estate lending market is competitive and rapidly changing. With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume on our platform.

Our principal competitors include major banking institutions, credit unions and other real estate lending companies. Competition could result in reduced volumes, reduced fees or the failure of our lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business. If any of these companies or any major financial institution decided to enter the social lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be adversely affected.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the demand for our platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of the Connect Invest brand in a cost-effective manner is critical to achieving widespread acceptance of social lending and attracting new members. Furthermore, we believe that the importance of brand recognition will increase as competition in the social lending industry increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on our platform. Our efforts to build our brand are expected to involve significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain our platform.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped.

The Notes are unsecured, and holders of the Notes do not have a security interest in the RE Loans or the proceeds of the RE Loans. The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note. If we were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note. Specifically, the following consequences may occur:

A bankruptcy or similar proceeding of our company may cause delays in borrower payments.  Borrowers may delay payments to us on account of the RE Loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of our company, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes.

A bankruptcy or similar proceeding of our company may cause delays in payments on Notes.  The commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent us from making regular payments on the Notes, even if the funds to make such payments are available. Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of our company may not be paid.  In bankruptcy or similar proceeding of our company, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

We rely on a third party to disburse RE Loan proceeds and process RE Loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the RE Loans which the Company funds may be adversely affected.

We rely on Ignite to disburse RE Loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the Automated Clearing House (“ACH”) payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including remittances to our Noteholders. We currently use Bank of America, N.A. for these purposes. We also rely on computer hardware purchased and software licensed from third parties to operate our platform. This hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain these services, or if we cannot transition to another service provider quickly, our ability to process payments and operate our platform could suffer, and your receipt of payments on the Notes could be delayed or impaired.

If the security of our members’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our platform stores our investors’ bank information and other personally identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our members’ data, our relationships with our members will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Our ability to maintain accurate accounts may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

The highly automated nature of our platform may make it an attractive target and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a computer hacker were able to infiltrate our platform, you would be subject to an increased risk of fraud or identity theft, and you may not receive the principal or interest payments that you expect to receive on any Notes you were fraudulently induced to purchase. Hackers might also disrupt the accurate processing and posting of payments to accounts such as yours on the platform or cause the destruction of data and thereby undermine your rights to repayment of the Notes you have purchased. While we have taken steps to prevent hackers from accessing our platform, if we are unable to prevent hacker access, your ability to receive the principal and interest payments that you expect to receive on Notes you purchase and our ability to fulfill our servicing obligations and to maintain our platform would be adversely affected.

Any significant disruption in service on the platform website or in its computer systems could reduce the attractiveness of our platform and result in a loss of investors.

If a catastrophic event resulted in a platform outage and physical data loss, the ability of Ignite to perform its servicing obligations would be materially and adversely affected. The satisfactory performance, reliability and availability of its technology and underlying network infrastructure are critical to its operations, level of customer service, reputation and ability to attract new investors and retain existing investors. Our operations depend on the ability of the host of systems hardware to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If an arrangement with a host is terminated, or there is a lapse of service or damage to its facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in service, whether as a result of an error by a host or other third-party, an error by us or Ignite, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation. Additionally, in the event of damage or interruption, insurance policies may not adequately compensate for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at our host facility. These factors could prevent us from processing or posting payments on the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause investors to abandon our platform.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we may need to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve our investors could diminish.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively. To do so, we may need to hire, train and manage new employees. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

Risks Relating to Compliance and Regulation

Our platform is a new approach to borrowing that may fail to comply with borrower protection laws such as state usury laws, other interest rate limitations, all mortgage lending, banking, and brokering laws, or federal and state laws such as the Equal Credit Opportunity Act and the Fair Debt Collection Practices Act and their state counterparts. Borrowers may make counterclaims regarding the enforceability of their obligations after collection actions have commenced or otherwise seek damages under these laws. Compliance with such regimes is also costly and burdensome.

Our platform operates a new program that must comply with regulatory regimes applicable to all commercial mortgage transactions. The novelty of our platform means compliance with various aspect of such laws is untested. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of borrowers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the real estate loans. Our platform is also subject to other federal and state laws, such as:

●	the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and
●	the federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. See “Government Regulation” for more information regarding governmental regulation of our platform.

Noncompliance with laws and regulations may impair Ignite’s ability to arrange or service real estate loans.

Generally, failure to comply with the laws and regulatory requirements applicable to the lending business may, among other things, limit Ignite’s, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the RE Loans and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain our platform and may result in borrowers rescinding their RE Loans.

Where applicable, Ignite seeks to comply with state small loan, loan broker, servicing and similar statutes. In all U.S. jurisdictions with licensing or other requirements that may be applicable to making loans, we believe Ignite has obtained any necessary licenses or comply with the relevant requirements. Nevertheless, if we or Ignite is found to not comply with applicable laws, we or Ignite could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to fund RE Loans and Ignite’s ability to arrange RE Loans through the platform, perform its servicing obligations or make our platform available to borrowers in particular states, which may impair your ability to receive the payments of principal and interest on your Notes that you expect to receive. See “Government Regulation” for more information regarding governmental regulation of our platform.

We rely on our agreement with Ignite and other originators to lend to qualified borrowers on a uniform basis throughout the United States. If our relationship with Ignite or the other Originators were to end, we may need to rely on individual state lending licenses to arrange real estate loans.

Real estate loan requests take the form of an application to Ignite or the other Originator, which cooperates with us to lend to qualified borrowers and allows our platform to be available to borrowers on a uniform basis throughout the areas of the United States in which Ignite originates RE Loans. If our relationship with Ignite were to end, we may need to rely on individual state lending licenses to arrange RE Loans. Because we do not currently possess any state lending licenses, we may be required to discontinue lending or limit the rates of interest charged on RE Loans in some states. We may face increased costs and compliance burdens if our agreement with Ignite terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders. If litigation on similar theories were successful against us, real estate loans originated through our platform could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks. These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought, successfully in some instances, to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions. Similar civil actions have been brought in the context of gift cards. We believe that our activities are distinguishable from the activities involved in these cases. Moreover, most state consumer protection laws only apply to loans primarily for personal, family, or household use. The RE Loans originated through our platform would not be governed by those consumer protection laws because they are commercial loans used to finance construction of residences for immediate resale.

Additional state consumer protection laws would be applicable to the RE Loans originated through our platform if we were recharacterized as a lender, and the RE Loans could be voidable or unenforceable. In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us. To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending. However, such actions could have a material adverse effect on our business.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to social lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of our platform.

Our legal compliance burdens and costs will significantly increase as a result of filings similar to those made by a public company following the date of this Offering Circular. Our management will be required to devote substantial time to compliance matters.

After the date of this Offering Circular, we will be required to file annual and semi-annual reports similar to those filed by public companies and will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management and other personnel will need to devote a substantial amount of time to public company compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it more expensive for us to obtain manager and officer liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as managers or executive officers.

Borrower fraud can subject the Company to variety of exposures, including loss of investment in loans. Due diligence will be conducted by the Company and its Affiliates, but there is no guarantee that such diligence will eliminate borrower fraud altogether.

Borrowers and property developers supply a variety of information regarding the current rental income, property valuations, market data, and other information. The Company attempts to verify much of the information provided, but as a practical matter, cannot verify all of it, which may result in the information being incomplete, inaccurate, or intentionally false. Borrowers and developers may also misrepresent their intentions for the use of investment proceeds. The Company may not verify any statements by applicants as to how proceeds are to be used. If a borrower or developer supplies false, misleading, or inaccurate information, Note holders may lose all or a portion of their investment.

When the Company finances a loan, its primary assurances that the financing proceeds will be properly spent by the borrower or developer are the contractual covenants agreed to by the borrower or developer, along with their business history and reputation. Should the proceeds of a financing be diverted improperly, the borrower or developer might become insolvent, which could cause the Note holders to lose their investment.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Note holder’s may be negatively affected by changes in any of the following: (i) laws, rules and regulations; (ii) regional, national and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances and relationships of partners of Affiliates, the Company or the Manager; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations or prevailing equity or bond market conditions; or (v) the presence, availability or discontinuation of real estate and/or housing incentives.

The Company continuously encounters changes in its operating environment, and the Company may have fewer resources than many of its competitors to continue to adjust to those changes. The operating environment of the Company is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the ability of the Company to address the needs of its borrowers, sponsors and clients by adapting to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. The Company may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services and approach.

FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this Offering Circular regarding the borrowers, credit scoring, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	the status of borrowers, the ability of borrowers to repay real estate loans and the plans of borrowers;
●	expected rates of return and interest rates;
●	the attractiveness of our lending platform;
●	our financial performance;
●	the impact of our new structure on our financial condition and results of operations;
●	the availability and functionality of the trading platform;
●	our ability to retain and hire necessary employees and appropriately staff our operations;
●	regulatory developments;
●	our intellectual property; and
●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this Offering Circular, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this Offering Circular. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Offering Circular and the documents that we have filed as exhibits to the offering statement, of which this Offering Circular is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PLAN OF DISTRIBUTION

The Offering

We are offering up to an aggregate principal amount $75,000,000 of our Notes pursuant to this Offering Circular. Our Notes will be offered primarily directly by our officers on an ongoing and continuous basis. The officers who will be offering the Notes are not deemed to be brokers under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. In accordance with the provisions of Rule 3a4-1(a), officers who sell Notes will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

This Offering will continue through the date on which we terminate this Offering, in our sole discretion. Following qualification of the offering statement of which this Offering Circular is a part, we will issue Notes to investors at such times and in such amounts as elected by the investors. See “Description of our Business—How our Platform Operates—How to Purchase Notes.”

Once the SEC qualifies the offering statement, of which this Offering Circular is a part, we are permitted to generally solicit investors nationwide by use of various advertising mediums, such as print, radio, TV, and the Internet. We plan to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at a section of our website where prospective investors, who must register on our website and live in jurisdictions were the Notes are permitted to be offered and sold, can find additional information regarding this Offering and may initiate a purchase of the Notes in compliance with the Note purchase agreement.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, seven days per week on our website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our Notes, a prospective investor must electronically complete, sign and deliver to us an executed note purchase agreement like the one included as an exhibit to the offering statement of which this Offering Statement is a part, and wire funds for its subscription amount in accordance with the instructions provided therein.

An investor will become a Holder, including for tax purposes, and the Notes will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a Holder.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Who May Invest

Our Notes are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this Offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Notes offered hereby are offered and sold only to “qualified purchasers” or at a time when our Notes are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Notes does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Notes are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Transferability of our Notes

Our Notes are generally freely transferable by Holders subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Notes, these materials will not give a complete understanding of this Offering, us or our Notes and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Notes.

description of our business

Overview

The Company is a newly formed Nevada limited liability company that has no operating history. We intend to operate as a real estate lender that raises capital used to fund real estate loans (“RE Loans”) made to third-party borrowers. We operate in the space known as “social lending.” We fund RE Loans made to third party borrowers originated by the Company, Ignite Funding, LLC, an affiliate of the Company (“Ignite”) and others. Both the Company and Ignite are managed by I-Management Group LLC.

Ignite, which commenced operations in 1995, is a licensed mortgage broker. and as of December 31, 2025, Ignite has originated over 1,450 real estate-related loans with an aggregate principal amount of approximately $2.5 billion. Over the past five years, Ignite has funded approximately $1.3 billion in aggregate principal amount of real estate loans, with maturities ranging from three months to 18 months and an average loan payoff of ten months. The default rate on Ignite’s real estate loans over the five years ended December 31, 2025 is approximately $77 million, or 5.95%, with an aggregate loss of principal of $3,852,709 or 0.30%.

The Company’s business objective is to operate through the Connect Invest platform to fund RE Loans made to commercial home builders and other commercial real estate developers whose financing needs are typically not met by traditional mortgage lenders. The Connect Invest platform operates online only. The Company’s registration, processing and payment systems are automated and electronic. The Company requires the use of electronic payments as the means to remit cash payments on outstanding Notes. The Company has no physical branches and no deposit-taking and interest payment activities. The Company expects to fund commercial RE Loans made to borrowers initially identified by Ignite in the western United States.

The Company generates revenue through interest earned on the RE Loans it funds in an amount equal to the difference between the interest rate payable on those RE Loans and interest payable on the Notes.

After Ignite receives a loan request from a borrower, it will initially verify and value the real estate collateral that will secure the proposed loan and then obtain the borrower’s credit profile to determine if the prospective borrower qualifies for our platform. The Company does not have a minimum net worth requirement for a prospective borrower; instead, it relies heavily on the quality of the collateral and the strength of the borrower based on its experience, track record and reputation as a borrower in the subject community. As part of its evaluations process, Ignite reviews the following characteristics of each loan (the “Origination Criteria”):

●	The loan-to-value or loan-to-cost ratio;

●	The term of the loan;

●	The length of time the borrower has been in business;

●	The existence of any prior borrowing relationship with Ignite;

●	The purpose of the loan;

●	The existence of any guarantee;

●	The existence of any extension option; and

●	The ratio of the borrower’s outstanding debt to total indebtedness owed to Ignite.

Borrowers must identify their intended use of loan proceeds in their initial loan request.

The Company expects to attract investors to the Connect Invest website, www.connectinvest.com, through a variety of sources. The Company will drive traffic through referrals from other parties (which include online communities, social networks and marketers), through search engine results and through online and offline advertising.

The Online Social Lending Industry

Online social lending is a new approach to commercial finance. Social lending uses an Internet-based network to provide investors access to investment opportunities, such as the real estate loans, in which they would not otherwise be able to participate. The provider of the lending platform generally provides transactional services for the online network. Online social lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure, no deposit-taking and interest payment activities and extremely limited loan underwriting activities.

We view real estate lending delivered through an online social platform as an important new market opportunity. Key drivers of social lending include the following:

●	the possibility of attractive interest rates for investors;

●	the possibility for all investors to help each other by participating in the platform to their mutual benefit; and

●	growing acceptance of the Internet as an efficient and convenient forum for commercial transactions.

Market Opportunity

We believe there is a significant market opportunity to fund mortgage loans for commercial home builders and other commercial real estate developers and investors whose financing needs are typically not met by traditional mortgage lenders. Due to restrictive underwriting standards and substantial lead time required by traditional mortgage lenders, such as commercial banks, many potential borrowers have been unable to obtain such financing or unwilling to complete the lengthy process often required by traditional lenders. As a funding source for non-conventional loans, we are more willing to fund projects that conventional lenders may not deem creditworthy, including acquisition of raw and unimproved land and infrastructure development. Because of the increased risks associated with these types of loans, we expect that borrowers will be willing to pay interest rates that are generally 500 to 1,000 basis points above the rates charged by conventional lenders such as banks and insurance companies. For example, if conventional lenders are charging an interest rate of 5%, a borrower whose needs cannot be met by a conventional lender may be willing to pay an interest of 10% to 15%.

Marketing

The Company’s marketing efforts are designed to attract investors to its website, to enroll them as investors and to close transactions with them. The Company believes there are significant opportunities to increase the number of investors who use its platform through additional marketing initiatives. The Company employs a combination of paid and unpaid sources to market its platform. The Company also invests in public relations to build its brand and visibility. The Company is constantly seeking new methods to reach more potential investors.

The Company expects to continuously measure website visitor-to-investor conversion. The Company tests graphics and layout alternatives in order to improve website conversion. The Company will also seek to customize the website to its investors’ needs whenever possible. The Company carefully analyzes visitor website usage to understand and overcome barriers to conversion.

How the Connect Invest Platform Operates

New Investor Registration

The first step in using the Connect Invest platform is new investor registration. During registration, investors establish online screen names. New investors must agree to the terms and conditions of Connect Invest’s website, including agreeing to conduct transactions and receive disclosures and other communications electronically. All investors, in addition to meeting the Company’s financial suitability requirements:

●	must be U.S. citizens or permanent residents;

●	must be at least 18 years old;

●	must have valid email accounts;

●	must have U.S. social security numbers; and

●	must have an account at a financial institution with a routing transit number.

During investor registration, the Company verifies the identity of investors by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. Each investor is also required to provide the Company with such information as the Company reasonably requires so that it can verify the “qualified purchaser” status of each investor. The Company also requires each new investor to supply information about the investor’s bank account including routing numbers. Potential investors must also enter into a note purchase agreement (the “Note Purchase Agreement”) with us, which will govern all purchases of Notes the investor makes through the Connect Invest platform. See “Description of the Notes—Note Purchase Agreement” for a detailed description of the Note Purchase Agreement. Investors must also meet minimum financial suitability requirements. See “Investment Criteria.”

Ignite Real Estate Loan Administration

General

Initially, the Company are only funding loans originated by the Company or by Ignite. the Company may in the future, however, enter into loan funding agreements with other loan originators or loan aggregators. In that event, the loans the Company funds may have different characteristics than the loans identified by Ignite. Prospective borrowers submit to Ignite loan requests through the completion of a loan request summary that contains, among other things, the amount of the RE Loan, including prepaid finance charges, a calculation of the loan payment, including the amount of the monthly interest payment and the maturity date, and a general description of the type of collateral for the loan. Loan requests may range from $100,000 to $10 million. The Company may fund multiple RE Loans to a single borrower, but each RE Loan will be secured by a separate real estate project. As of the date of this Offering Circular, the Company has not identified any RE Loans for funding with the proceeds of this Offering.

Origination Criteria

The Company and Ignite will continuously seek to identify prospective third-party borrowers and originate RE Loans to be funded. The Company’s investors will not be entitled to act on any proposed RE Loan. In evaluating funding opportunities, the originator places more emphasis on the underlying collateral value rather than the general credit worthiness of the borrower. The originator will also obtain title reports and title policies on the property, as well as proof of general liability, hazard and builder’s risk insurance, as applicable. As part of the evaluation process, the originator also requires all prospective borrowers to provide financial statements and tax returns. In addition, originator will obtain a credit report on the borrower from a national credit reporting agency.

In evaluating prospective RE Loans, Ignite will also conduct substantial due diligence and consider several investment guidelines, including, without limitation, the following:

●	Funding the entire principal amount of the RE Loans.

●	Generally, the first lien status of the RE Loans.

●	Evaluating each RE Loan based on specific loan-to-value (“LTV”) or loan-to-cost (“LTC”) ratios relating to the type of RE Loan being made. The LTV ratio compares the total amount being borrowed to the value of the property as supported by an appraisal, comparable sales prices, or other accepted valuation methodology. The LTC compares the total amount being borrowed to the borrower’s cost basis in the subject property. We will obtain an appraisal for every RE Loan. We may also use other valuation methodologies in our valuation analysis. We do not intend to fund RE Loans that have an LTV or LTC ratio greater than 80%; however, the Manager has the discretion to authorize the funding of such loans on a case-by-case basis.

Type of Collateral	Expected Maximum Loan-to-Value Ratio
Raw and unimproved land	Generally 65%
Property under development	Generally 70% (of anticipated post-development value)
Construction	Generally 75% (of anticipated post-construction value)
Commercial property	Generally 80% (of anticipated income levels)

●	Requiring no minimum net worth requirement for a prospective borrower; instead, Ignite relies heavily on evaluating the strength of the borrower based on its experience, track record and reputation as a borrower in the subject community. The established strength of the borrower provides insight into a borrower’s ability to fulfill the proposed exit strategy and anticipated holding period necessary for a strategic disposition of the property.

●	Requiring each prospective borrower and any guarantor to provide tax returns and financial statements for the prior two years for Ignite to evaluate the strength of the borrower and the personal guaranty.

●	Requiring income-producing properties to generally have a debt service coverage ratio of 1.25:1, which is typically achieved if the property has at least a 60% occupancy rate.

●	Analyzing the property securing a potential investment for the possibility of capital appreciation or depreciation.

●	Requiring a review of the status and condition of the recorded title of the property.

●	Focusing primarily on geographic locations in the Western United States, which is where Ignite believes it possesses the requisite market knowledge, although there are no geographic limitations on the opportunities Ignite will consider.

The Company may fund RE Loans with higher LTV ratios if the loan is supported by credit adequate to justify such higher ratio, including personal guarantees. Occasionally the collateral may include personal property as well as real property. The Company does not have specific requirements with respect to the projected income or occupancy levels of a property securing its investment in a loan. The expected LTV ratios do not apply to financing offered to the purchaser of any real estate acquired through foreclosure, or to refinance an existing development or construction loan that is in default when it matures. In those cases, the Company may accept any reasonable financing terms it deems to be commercially reasonable.

An independent property valuation will be obtained for the assets securing each of the RE Loans. LTV ratios are based on sales comparables or other accepted valuation methodologies at the time of funding and may not reflect subsequent changes in value. No sales comparables or other accepted valuation methodologies may be dated more than 12 months prior to the funding date of the loan.

A part of our business strategy is to provide financing to acquirers or developers of real estate, mostly in the form of short-term, bridge loans, which necessitate underwriting standards that are less restrictive than traditional mortgage lenders and a loan approval process that is faster than traditional lenders. Substantially all of the RE Loans that the Company funds are expected to be “balloon payment” loans, which are loans requiring the payment of all principal at the maturity of the loan. Balloon payment loans are non-investment grade and, therefore, carry a high risk of default. Balloon payment loans are also riskier than amortizing loans because the borrower’s repayment depends on its ability to refinance the loan or sell the property.

We anticipate that a majority of the RE Loans that we fund will consist of “interest-carry” or “interest-only” mortgage loans, meaning the borrower will be provided with sufficient financing to enable it to make the interest payments during the term of the loan. We believe that in many cases these loans are riskier than the mortgage loans made by commercial banks. However, in return we expect to receive a higher interest rate on these RE Loans than more traditional lenders. We have instituted measures designed to mitigate the risks associated with these RE Loans, such as imposing a lower loan-to-value ratio with respect to loans we determine to be riskier (thereby providing a larger equity cushion if real estate values decline).

The Company intends to fund loans to borrowers primarily in the western United States.

Interest Rates

After the borrower has completed the loan application process and Ignite has determined to continue the origination process, an interest rate is then assigned to the loan request. Ignite establishes the interest rates on a loan-by-loan basis after evaluating several different factors relating to the applicable RE Loan. The factors considered by Ignite in determining the interest include the following:

●	Type/purpose of the loan - Unentitled raw land - Entitled raw land - Development - Construction/redevelopment

●	Term of the loan

●	Length of optional extension terms

●	Loan-to-Cost/Loan-to-Value

●	Length of time that borrower has been in business

●	Personal guarantee

●	Years borrowing though Ignite/payment history

In addition to these factors, Ignite will evaluate the level of competition for making the loan, both as to the borrower and the assets. Ignite is involved in a highly competitive industry, so, on occasion, Ignite will discount the interest rate that it would otherwise apply to a particular RE Loan in order to assure that it will have the opportunity to originate the loan.

Standard Terms of the Real Estate Loans

All RE Loans will be secured by real estate owned by the borrowers and will have fixed interest rates and maturities ranging from six months to three years. The RE Loans will provide for monthly interest payments, with all principal due at maturity of the loan, and may be repaid in whole or in part at any time without prepayment penalty. In the case of a partial prepayment, the dollar amount, but not the rate, of the borrower’s monthly interest payment will be reduced.

Post-Closing Loan Servicing

Ignite will service the RE Loans pursuant to the terms of the applicable Servicing Agreement. See “Description of Our Business—Ignite Real Estate Loan Administration—Servicing Agreement.” Ignite’s servicing procedures on the RE Loans generally involve it transferring payments received from the borrowers under the RE Loans to the Company by ACH transfer. Such funds are then transferred by the Company to a clearing account in its name where they remain until the amounts clear.

Collection Process

Under the terms of the Servicing Agreement, Ignite will initiate collection procedures in the event of a borrower default under the terms of the applicable RE Loan. See “Description of Our Business—Ignite Real Estate Loan Administration—Servicing Agreement.” When a RE Loan is past due and payment has not been received within 10 days of the due date, Ignite will contact the borrower to request payment. After a 10-day grace period, Ignite may, in its discretion, assess a late payment fee. The amount of the late payment fee is up to 15% of the unpaid installment amount or such lesser amount as may be provided by applicable law. This fee may be charged only once per late payment. During this 10-day grace period, Ignite may also work with the borrower to structure a new payment plan in respect of the RE Loan. Any such modification to the payment terms of a RE Loan will not require the consent of a majority (determined by loan amount) of the holders of the Notes.

Following the expiration of the applicable grace period (whether as a result of the borrower’s failure to timely make an interest or principal payment, Ignite will notify the Company (along with any other party providing funding for such RE Loan) as to Ignite’s evaluation through communication with the borrower to determine the most optimal outcome. The optimal outcome may include but is not limited to; loan term modification and/or forbearance of interest or payoff received, negotiation of Deed in Lieu or to proceed with foreclosure by filing a Notice of Default, which process and timeline is dictated by state laws governed by the location of the real estate. Ignite will evaluate and provide all options available to lenders through a ballot vote to Note holders, which requires 51% of the majority loan amount to determine the course of action taken by Ignite on behalf of the lenders.

A Loan Modification and/or Forbearance Agreement may extend the loan term (Initial Maturity Date) delaying foreclosure proceedings and allowing borrower payments to be suspended or modified for a designated period. Loan modification and/or forbearance may be considered as an optimal resolution should the borrower require a limited timeframe to resolve the delinquency without future action required.

The consideration for a Deed in Lieu is not typically the optimal resolution as it requires lenders to release the borrower and Guarantors from their obligation under the Note and acquire the unknown liabilities associated with the real estate upon transfer of ownership. This process does however reduce cost and the timeframe of completing the foreclosure proceedings.

If the borrower is unwilling to enter into a Deed in Lieu of foreclosure within the designated time period or if Ignite determines that process is not advisable, Ignite will, if authorized by the Company, commence foreclosure proceedings with respect to the real estate collateral by filing a Notice of Default on the property. The borrower will then have a cure period, generally between 90 and 120 days, depending on the laws of the state in which the property is located, during which the borrower can pay all amounts due under the RE Loan. Following the termination of the cure period, Ignite will foreclose on the property in accordance with the laws of the applicable state, which typically require some form of “Trustee Sale” process be undertaken. During this period, the borrower may file for bankruptcy or initiate some other form of litigation against Ignite or the Company to delay or prevent the foreclosure of the property.

Upon the execution of a Deed in Lieu of foreclosure or the successful completion of the foreclosure process, the parties providing funding for the RE Loan, including the Company, will have title to the real estate assets securing the defaulted RE Loan. Ignite, as servicer, will then evaluate the optimal way to monetize the property to provide the Company with funds to repay the Notes. Among the alternatives that would be available to Ignite, with the approval of the Company, are selling, leasing or refinancing the property. Ignite will select the alternative that it believes gives it the highest probability to secure funds sufficient to repay the applicable Notes, subject to the approval of the Company, which would consist solely of the Company if it has funded at least 51% of the applicable RE Loan. Investors will be provided status updates on the collection process through monthly investor account statements, the Connect Invest web site, and specific e-mail correspondence.

Ignite’s normal collection process changes in the event of a borrower bankruptcy filing. When Ignite receives notice of the bankruptcy filing, as required by law, it ceases all payments on the RE Loan. Ignite also defers any other collection activity. The status of the RE Loan switches to “bankruptcy.” The bankruptcy action results in an automatic stay of any action by a creditor, which prevents the real estate collateral from being transferred or sold. Automatic stays are injunctions that prevent most forms of debt collection that go into effect immediately upon filing for bankruptcy. Ignite then will begin legal proceedings to obtain a Lift Stay to remove the property from the bankruptcy injunction. The Lift Stay process generally takes 30 to 60 days, as it requires a notice to be filed and a court hearing. The court may rule in one of two ways: in favor of Ignite and remove the property from the bankruptcy, thus allowing Ignite to proceed with the foreclosure, or grant the borrower additional time to sell the property, thus providing the borrower with the protection of the bankruptcy action.

Servicing Agreement

General. Ignite has agreed to service each RE Loan pursuant to the terms of its Servicing Agreement with Connect Invest. Pursuant to the terms of the Servicing Agreement, Ignite is always required to use commercially reasonable efforts to service and collect the RE Loans in accordance with industry standards customary for loans of the same general type and character. This standard of care applicable to Ignite under the Servicing Agreement is called the “Servicing Standard.” Subject to the Servicing Standard, Ignite has full power and authority to take any actions in connection with the servicing and administration of the RE Loans that it deems to be necessary or desirable, provided that any amendment or modification of the terms of any RE Loan requires the prior approval of the Company. Ignite may act alone or through agents but will remain responsible for the proper performance of its duties by any agents it appoints. The receipt payments on the RE Loans by the Company will be dependent upon the performance by Ignite of its duties under the Servicing Agreement.

Subject to the Servicing Standard, Ignite is responsible for protecting the interest of the Company in the RE Loans by dealing effectively with borrowers who are delinquent or in default. Ignite is required to maintain an adequate accounting system that will immediately identify delinquent loans and to maintain procedures for sending delinquent notices, assessing late charges and preparing individual analyses of distressed or chronically delinquent RE Loans. Ignite has sole discretion to determine (1) the timing and content of communications sent to delinquent borrowers and (2) when and whether to refer a delinquent loan for collection, initiate legal action to collect a delinquent loan, sell a delinquent loan to a third party or accelerate the maturity of a delinquent loan that is at least ninety (90) days past due. Ignite is authorized to select and engage on the Company’s behalf, but subject to Ignite’s oversight and responsibility, any collection agency to which any delinquent loan is referred for collection and to determine the amount of its compensation (which shall not, however, exceed 6% of the amount of any recoveries obtained, in addition to any legal fees and transaction fees associated with payment processing incurred in the collection effort). Ignite will be deemed to have undertaken commercially reasonable servicing and collection efforts if it refers a delinquent loan to a collection agency within five business days after such loan first became thirty (30) days past due.

Subject to the Servicing Standard and the approval of the Company, Ignite may waive, modify or vary any non-material terms of any RE Loan, consent to the postponement of strict compliance with any such term or grant a non-material indulgence to any borrower. Notwithstanding the foregoing, in the event that any RE Loan is in default or, in the judgment of Ignite, such default is reasonably foreseeable, or Ignite otherwise determines that such action would be consistent with the Servicing Standard, and provided that Ignite has received the prior approval of the Company, Ignite may also waive, modify or vary any term of any RE Loan (including material modifications that would change the interest rate, defer or forgive the payment of principal or interest, change the payment dates or change the place and manner of making payments on such RE Loan), accept payment from the related borrower of an amount less than the principal balance in final satisfaction of such RE Loan or consent to the postponement of strict compliance with any term or otherwise grant any indulgence to any borrower. The modifications contemplated by this servicing provision would be in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holders’ perspective, such modifications would only be employed in situations where a greater loss would be avoided.

Any such actions taken by Ignite in relation to any RE Loan will not require the approval of the holders of the related Notes and will, nonetheless, be binding on the holders of the related Notes and may reduce the amount of payments to be made on such Notes or result in no further payments being made.

Servicing Fees. The borrower under each RE Loan will pay to Ignite a servicing fee relating to the services provided by Ignite under the Servicing Agreement in an amount initially equal to 0.50% of the original principal amount of such borrower’s RE Loan, subject to adjustment from time to time to reflect market conditions.

Exculpation and Indemnity. Ignite will not be liable under the Servicing Agreement to Connect Invest, any Note holder, any borrower or any other person for any actions it takes or fails to take in connection with the servicing of the RE Loans or for any errors in judgment, except as described below.

Ignite and any of its directors, officers, employees or agents may rely in good faith on any document of any kind that appears to be properly executed and submitted by any person respecting any matters arising in connection with the Servicing Agreement, except to the extent that Ignite knows that such document is false, misleading, inaccurate or incomplete.

Ignite has agreed to indemnify the Company, Connect Invest and it officers, managers, employees and agents against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable counsel fees and disbursements), joint or several (collectively, “Damages”), directly or indirectly resulting from:

●	the failure of Ignite to perform its duties under the Servicing Agreement,

●	the material breach of any of Ignite’s representations, warranties, covenants or agreements contained in the Servicing Agreement,

●	the acts or omissions of any permitted subservicer or service provider engaged by Ignite to service the RE Loans in accordance with the Servicing Agreement, and

●	any infringement or misappropriation by Ignite of any patent, copyright, trademark, servicemark, trade secret or other proprietary right of any other person;

provided, however, that Ignite will not be responsible for any Damages resulting from:

●	the failure of Connect Invest to perform its duties under the Servicing Agreement (unless such failure resulted from the actions or omissions of Ignite),

●	the material breach of any of Connect Invest’s representations, warranties, covenants or agreements contained in the Servicing Agreement (unless such breach resulted from the actions or omissions of Ignite),

●	the origination, making, funding, sale or servicing of any RE Loans or Notes following the termination of the Servicing Agreement,

●	the absence or unavailability of any books, records, data, files or other documents relating to a RE Loan, unless resulting from Ignite’s actions or omissions, or

●	compliance with any instructions of Connect Invest if such instructions did not comply with applicable law.

Historical Information about Ignite and Loan Fundings

Ignite will initially identify and originate all RE Loans that we fund. Ignite will be paid servicing fees by the borrowers under the RE Loans.

Ignite, which commenced operations in 1995, is licensed to act as a commercial mortgage broker in Nevada and Arizona. Through December 31, 2025, Ignite has initiated the funding of approximately of over 1450 real estate-related loans with an aggregate principal amount of approximately $2.5 billion). Set forth below are tables which present aggregate historical information about the loans funded through Ignite. In regard to the following historical information, prior performance is no guarantee of future results or outcomes.

Historical Loan Fundings by Ignite

	2021	2022	2023	2024	2025
Number of Borrowers(1)	26	29	29	35	36
Total Loans Funded	75	69	75	75	85
Average Interest Rate	10.09%	10.06%	10.07%	10.38%	10.07%
Average Loan-to-Value(2)	63.57%	59.15%	69.09%	59.79%	65.44%
Average Length of Loan	13 months	11 months	11 months	11 months	11 months

____________________

(1)	There is a separate loan for each real estate asset. As a result, one borrower undertaking the development of multiple projects would have individual loans for each specific project.
(2)	Determined by an appraisal, a broker price opinion or a valuation provided by the county assessor’s office.

Types of Loans Funded by Ignite

	2021	2022	2023	2024	2025
Acquisition Loans(1)	$207,390,900	$198,086,900	$127,112,800	$156,736,600	$114,575,000.00
Residential	52%	46%	53%	48%	19%
Commercial	48%	54%	47%	52%	81%

Developmental Loans	$37,293,000	$86,915,100	$128,883,200	$84,988,000	$112,857,000.00
Residential	65%	43%	15%	53%	74%
Commercial	35%	57%	85%	47%	26%

Construction Loans	$13,671,000	$11,831,000	$81,353,800	$78,740,800	$180,447,000.00
Residential	29%	35%	55%	55%	50%
Commercial	71%	65%	45%	45%	50%

____________________

(1) Acquisition loans include raw land and/or existing improvements.

Competition

The market for social lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the social lending market:

●	pricing and fees;

●	website attractiveness;

●	investor experience, including borrower full funding rates and lender returns;

●	acceptance as a social network;

●	branding; and

●	ease of use.

We also face competition from major banking institutions, credit unions and other companies providing funding for real estate.

We may also face future competition from new companies entering our market, which may include large, established companies. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their lending platforms. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Facilities

Our corporate headquarters, including our principal administrative, marketing, technical support and engineering functions, are located in Las Vegas, Nevada, where we lease workstations and conference rooms under a month-to-month lease agreement. We believe that our existing facilities are adequate to meet our current needs, have the ability to request more space as needed, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

The Company is not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us.

USE OF PROCEEDS

We are offering a maximum of $75,000,000 in aggregate principal amount of Notes. This Offering is being made on a “best efforts” basis which means that no one is committed to purchasing any Notes in this Offering. Accordingly, no assurance can be given as to the amount of Notes that will be sold in this Offering. The Company will pay the expenses of this Offering, and as a result, this is a “no load” offering, meaning the investors will not be required to pay any of the offering expenses. The Company will use 100% of the proceeds from this Offering to originate, fund and/or acquire RE Loans.

The Company intends to raise Offering proceeds to make, purchase, originate, fund, acquire and/or otherwise sell loans secured by interests in real or personal property located throughout the United States. The

The net proceeds from this Offering will not be used to compensate or otherwise make payments to officers, directors or Members of the Company, unless and to the extent it is as otherwise stated below. The Offering proceeds raised by the Company and the Manager will be sourced from business conducted per the business plan set forth below.

	25%	50%	100%
Gross Proceeds	$18,750,000	$37,500,000	$75,000,000
Selling Commissions & Fees[1]	$—	$—	$—
Net Proceeds	$18,750,000	$37,500,000	$75,000,000
Funding Real Estate Loans/Lending Activities	$18,650,000	$37,400,000	$74,900,000
Legal and Accounting[2]	$100,000	$100,000	$100,000
Total Use of Proceeds	$18,750,000	$37,500,000	$75,000,000

1. The Company may retain the services of a third-party independent broker/dealer to act as the broker/dealer of record for the sale of the Notes. As of the date of this offering, no commission and/or fees payable to a third party will be paid by the Company. No commissions for selling Membership Interests will be paid to the Company, the Manager or the Company’s or Manager’s respective officers or employees.

2. The initial expenses associated with this Offering, including legal, blue sky and accounting expenses, total approximately One Hundred Thousand Dollars ($100,000). The Manager has agreed to advance for all legal costs associated with the organization of the Fund, which may be reimbursed by the Company. In addition, the Company intends to reimburse the Manager for any non-legal organization, marketing expenses, and Offering costs and expenses incurred on behalf of the Company. The Company cannot determine the actual amount of such expenses or cost at this time.

The foregoing represents the Company’s best estimate of the allocation of the proceeds of this Offering based on planned use of funds for the Company’s operations and current objectives. The Company will not raise funds from other sources in order to achieve its investments. Notwithstanding the foregoing, the Company may borrow money from financiers, other lenders, or banks to fund its investments, who are not identified at this moment as the Company does not have any agreements with any financers, lender, or banks to borrow money from.

DESCRIPTION OF THE NOTES

General

We are offering interest-bearing Notes with interest payable monthly until maturity. It is anticipated that all of the proceeds of this Offering will be used to fund RE Loans. The following summary of certain terms of the Notes does not purport to be complete and is subject to and qualified in its entirety by reference to the Note Purchase Agreement, pursuant to which the Notes will be issued, and the form of Note, copies of which are filed as exhibits to the offering statement of which this Offering Circular is a part.

Interest

The Notes will bear interest at a fixed, annual rate per annum, paid monthly of 10.00%. All computations of the interest rate under the Notes will be made on the basis of a 360-day year of twelve 30-day months and calculated based on the actual number of days elapsed. In the event that any interest rate provided under the Notes are determined to be unlawful, such interest rate will be computed at the highest rate permitted by applicable law. Any payment made to the investor of any interest amount in excess of that permitted by law will be considered a mistake, with the excess to be applied to the principal amount without prepayment premium or penalty.

Amount of Each Series Being Offered

The Company is offering $75,000,000 aggregate principal amounts of Notes in this Offering. The Company, however, reserves the right to issue additional series of Notes after the date of this Offering Circular, which may have higher or lower interest rates and different maturity dates than any of the then outstanding Notes. The Company will file a post-qualification amendment to the offering statement of which this Offering Circular constitutes a part with the SEC announcing the terms of any such new series of Notes.

Maturity

The Notes will mature 12 months after issuance, upon which date the Holders who so elect will be repaid principal and any accrued unpaid interest in cash funds. The principal and any unpaid interest on the Notes will be payable from the Company’s working capital.

We reserve the right to incur additional indebtedness which, if incurred, may rank senior to the Notes. The Notes will not be contractually senior to or pari passu with any other indebtedness of the Company. The terms of the Notes do not restrict our ability to incur other indebtedness, including debt that is senior to the Notes, or the grant or imposition of liens or security interests on our assets, including the RE Loans. The Notes are prepayable by the Company and any time without penalty. In addition, holders of the Notes will have the right to reinvest, or “roll over,” their principal into new Notes at the maturity of their then existing Notes. Any Notes issued as a result of a roll over of a holder’s principal upon the maturity of an outstanding Note will constitute the issuance of a new Note of the series selected by the holder exercising the roll over option and will reduce the aggregate dollar amount of Notes issuable under this Offering Circular by the principal amount of the Note(s) issued as part of the roll over transaction. The principal and interest on the Notes will be payable from the Company’s working capital.

Consolidation, Merger and Sale of Assets

The Note Agreement prohibits the Company from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

●	the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes; and

●	immediately after giving effect to the transaction, no default shall have occurred or be continuing.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, the Company will issue Notes in denominations of integral multiples of $100 with a minimum of $500. The Notes will be issued only in registered form and only in electronic form. This means that each Note will be stored on the Connect Invest website. You can view your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of the Connect Invest website. The Company will not issue certificates for the Notes. Investors will be required to hold their Notes through our electronic Note register.

The Company reserves the right to issue certificated Notes only if it determines not to have the Notes held solely in electronic form.

The Company will treat the investors in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange. While the Notes are being issued in a public offering and will generally be transferable, no public market is expected to develop for the Notes. Therefore, investors must be prepared to hold their Notes to their respective maturity dates. Under the terms of the Notes, any transfer of a Note will be wrongful unless the Note has been presented by the registered holder to us or our agent for registration of transfer. The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note.

The Note Agreement

When an investor registers on our platform, the investor enters into the Note Agreement with us that governs the investor’s purchases of Notes from the Company. Under the Note Agreement, the Company provides the investor the opportunity to purchase Notes through the Connect Invest platform. At the time the investor commits to purchase a Note, the investor must have sufficient funds in the investor’s account with the Company to complete the purchase, and the investor will not have access to those funds after making the purchase commitment.

The investor agrees that the investor has no right to make any attempt, directly or through any third party, to take any action to collect from the borrowers on the RE Loans.

The investor acknowledges that the Notes are intended to be indebtedness of the Company for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law. The investor also acknowledges that the Notes will be subject to the original issue discount rules of the Internal Revenue Code, as described under “Material U.S. Federal Income Tax Considerations—Taxation of Payments on the Notes.”

The Note Agreement contains customary representations and warranties.

In the Note Agreement, the investor acknowledges and agrees that the Company assumes no advisory or fiduciary responsibility in the investor’s favor in connection with the purchase and sale of the Notes and the Company has not provided the investor with any legal, accounting, regulatory or tax advice with respect to the Notes.

The investor represents and warrants that the investor meets minimum financial suitability standards and maximum investment limits. See “Plan of Distribution—Who May Invest.”

The Note Agreement will be governed by the laws of the State of Nevada without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Under the terms of the Note Agreement, any of the following events will constitute an event of default for a series of Notes:

●	failure by the Company to make required payments on the Notes for sixty (60) days past the applicable due date;

●	failure by the Company to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for sixty (60) days after written notice from a holder of the Notes of the series for which such default exists, subject to such extension and shall be necessary to enable the Company to diligently cure any such default; or

●	specified events relating to the Company’s bankruptcy, insolvency or reorganization.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the Note Agreement then the stated principal amount of the Notes shall become due and payable immediately without any act by any holder of Notes. A default in the payment of any of the Notes or a default with respect to the Notes that causes them to be accelerated, may give rise to a cross-default under any other indebtedness of the Company.

Noteholder Redemption Plan

While you should view an investment in the Notes as continuing until the applicable maturity date, we adopted a redemption plan whereby, on an ongoing basis, holders of Notes may obtain liquidity monthly, following a fifteen (15) business day waiting period after submitting their redemption request. Pursuant to the redemption plan, a holder of Notes may only (a) have one outstanding redemption request at any given time and (b) request that we redeem at least $1,000 in principal amount per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

The redemption price will be equal to the then-outstanding principal amount of the Note being redeemed, less a redemption fee equal to the greater of (1) 0.5% of the then-outstanding principal amount of the Note multiplied by the number of calendar quarters (or pro-rated portion thereof) remaining until the maturity date or (2) $25.00 per Note.

In addition, in the event the Company determines, in its sole discretion, that it does not have sufficient funds available to redeem all of the Notes for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered during the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed on a pro-rata basis, if at all.

If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, Notes will be redeemed on a pro-rata basis, if at all.

We will limit holders of Notes to one (1) redemption request outstanding at any given time, meaning that, if a Noteholder desires to request more or fewer Notes be redeemed, such Noteholder must first withdraw the first redemption request. For Noteholders who hold Notes with more than one maturity date, redemption requests will be applied to such Notes in the order in which the mature, on a last in first out basis – meaning, those Notes with the earlies maturity date will be redeemed first.

In accordance with the current guidance on redemption plans, we intend to limit redemptions in any calendar month to Notes whose aggregate principal amount is less than or equal to 2.0% of the aggregate principal amount of all Notes outstanding as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to Notes whose aggregate principal amount is 5.0% of the aggregate principal amount of all Notes outstanding as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, we may elect to increase or decrease the dollar amount of Notes available for redemption in any given month. Notwithstanding the foregoing, we are not obligated to redeem any Notes under the redemption plan.

Further, the Company may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect its operations and its non-redeemed Noteholders, to prevent an undue burden on its liquidity or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will disclose such amendment to investors in an additional supplement to the Offering Circular.

Holders of Notes will continue to receive payments, if any are required, with respect to the Notes that are subject to a redemption request between the time they make such a redemption request and the effective date of the redemption.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and the related notes elsewhere in this Offering Circular. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

We are a real estate lender that raises capital used to fund RE Loans made to third-party borrowers. We allow qualified borrowers, whose financing needs are typically not met by traditional mortgage lenders, to obtain real estate-related commercial loans. As a part of operating our lending platform, we verify the identity of borrowers, obtain borrowers’ credit profiles and screen borrowers for eligibility to participate in the platform and facilitate the origination of RE Loans through our agreement with Ignite, our loan originator. Ignite will also provide servicing for the RE Loans on an ongoing basis.

We were organized in Nevada in August 2025 and have no operating history. Investors have the opportunity to buy the Notes issued by us under this Offering Circular. Ignite serves as the originator for all RE Loans funded with the proceeds from this Offering.

Critical Accounting Policies and Estimates

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical in that they involve significant management judgments and assumptions, require estimates about matters that will be inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Revenue Recognition

The Company generates revenue from interest earned on the RE Loans it funds in an amount equal to the difference between the interest rate payable on those RE Loans and the interest payable on the Notes.

Interest income on any loans that we fund will be accrued and recorded in our statement of operations as earned. Loans will be placed on non-accrual status when any portion of scheduled principal or interest payments is 90 days past due, or earlier, when concern exists as to the ultimate collectability of outstanding principal or interest. When a loan is placed on non-accrual status, the accrued and unpaid interest is reversed, and interest income is recorded when the principal balance has been reduced to an amount that is deemed collectible. Loans will return to accrual status when principal and interest become current and are anticipated to be fully collectible on a timely basis.

Results of Operations

The Company was formed in August 2025 and, as of the date of this Offering Circular, has no commercial operations. We will use all the proceeds of this Offering to fund the real estate loans. We generate revenue from interest earned on our loans held for investment.

Liquidity and Capital Resources

The Company is dependent on the proceeds from the issuance of the Notes in this Offering to conduct its operations. Our liquidity needs will consist primarily of funds necessary to repay the Notes as they mature. As of the date of this Offering Circular, the Company has not issued any Notes, and the Company has no assets and as of September 30, 2025 had a net loss of $436 which represent the net operating expenses. We intend to satisfy our liquidity needs through cash from operations and additional capital contributions from the member of the Company. The Company may also enter into long-term secured and unsecured credit facilities or issue additional debt or equity securities.

Trend Information

We believe the near- and intermediate-term market for origination of RE Loans is one of the most compelling from a risk-return perspective in recent history. In light of the high interest rates and the increasing number of maturities of loans in the market, we expect that the demand for refinancing of real estate loans over the next five years will be much greater than the market’s capacity to provide capital. This provides an opportunity for us to provide local and national homebuilders and developers with an alternative source of capital. We expect that the scarcity of debt capital available to refinance the real estate loan maturities in the near future, combined with a prolonged recovery of real estate sales volume, will create opportunities for us to provide alternative real estate financing upon favorable terms.

MANAGEMENT

Executive Officers and Directors

The Company is managed by I-Management Group LLC (the “Manager”), which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our financing strategy. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Executive Officers of the Manager(1)

As of May 31, 2026, the executive officers of the Manager and their positions and offices are as follows:

See “The Manager and the Management Agreement.”

Name	Age	Position(s)
Todd B. Parriott	55	Chairman of the Board and Chief Executive Officer
Greg Phillips	41	Director
Jay Cunnigham	55	Director
Mason Weiler	28	Director of Operations
John Gutke	49	General Counsel

________________

(1) The address of each executive officer and director is 6700 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119.

Executive Officers and Managers

Todd B. Parriott

Mr. Parriott is a manager and Chief Executive Officer of the Manager. Mr. Parriott was elected to our board of managers in August 2025. Mr. Parriott has been a manager of and President and chief Executive Officer of CM Group since November 2007 and 2020 Capital since April 2011. Mr. Parriott graduated with a Bachelor of Science degree in Marketing from the University of Nevada, Las Vegas in 1994.

Greg Phillips

Mr. Phillips was elected to our board of managers in August 2025. Since March 2011, Mr. Phillips has served as in-house counsel for a national technology platform enabling online sales of real estate and has broad experience in the areas of developing technology platforms, real estate transactions, and default mortgage servicing. He graduated with a Bachelor of Arts degree from the University of Southern California, Los Angeles, in 2006. Mr. Phillips graduated with a Juris Doctor degree from the University of Southern California in 2010 and is an active member of the California bar.

Jay Cunningham

Mr. Cunningham was elected to our board of managers in August 2025. Mr. Cunningham is a Principal and Senior Global Research Analyst with Aristotle Capital Management.  He has been with Aristotle since 2013.  Prior to that, Mr. Cunningham was with Metropolitan West Capital Management in Newport Beach, CA. as a SVP and Senior Analyst from 2005 through 2012. Prior to 2005, Mr. Cunningham was with Hibernia Southcoast Capital, AIM Investments, and Retirement Systems of Alabama.  Mr. Cunningham graduated from the University of Alabama with a BA in Communications, received his MBA from Auburn University, and is a CFA charterholder.

Mason Weiler

Mr. Weiler, an Iowa native, serves as the Director of Operations at Connect Invest leveraging five years of real estate experience. He oversees system development, loan management, and refining company policy and procedures at Connect Invest. Mason holds a Bachelor of Science in Engineering Management with a focus in Business Data Analytics from Arizona State University.

John Gutke

John H. Gutke serves as Chief Legal Officer of the Company. Mr. Gutke has 20 years of experience as a business and commercial attorney, with a focus on complex financial, contractual, and real estate-related matters, including both litigation and transactional work. He is the founder of Gutke Law Group, a Las Vegas-based law firm, where he has represented clients in a wide range of disputes and transactions, including partnership disputes, business torts, bankruptcy matters, asset acquisitions, and real estate-related transactions. Prior to founding Gutke Law Group, Mr. Gutke was a partner at a nationally recognized AmLaw 100 law firm, where his practice focused on complex commercial litigation.

In his current role, Mr. Gutke advises the Company and its affiliated entities on legal and regulatory matters related to real estate finance, including compliance, capital formation, and transactional structuring. He also serves as General Counsel for Ignite Funding, LLC and its affiliated companies, where he oversees legal strategy, regulatory compliance, and risk management across multiple platforms.

Board Composition and Election of Managers

Our board of managers currently consists of three members, two of which are independent managers. Holders of the Notes offered through our platform will have no ability to elect or influence our managers or approve significant corporate transactions, such as a merger or other sale of our company or its assets.

We operate under the direction of our board of managers, the members of which are accountable to our stockholders as fiduciaries. The board is responsible for the management and control of our affairs.

We will have two independent Managers. An “independent manager” is a person who is not one of our officers or employees or an officer or employee of Ignite or its affiliates and has not been so for the previous two years.

Each manager will serve until the next annual meeting of members and until his successor has been duly elected and qualified. Although our board of managers may increase or decrease the number of managers, a decrease may not have the effect of shortening the term of any incumbent manager. Any manager may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the manager shall be removed.

Unless filled by a vote of the members as permitted by Nevada law, a vacancy created by an increase in the number of managers or the death, resignation, removal, adjudicated incompetence or other incapacity of a manager will be filled by a vote of a majority of the remaining managers. As provided in our charter, nominations of individuals to fill the vacancy of a board seat previously filled by an independent manager will be made by a committee consisting solely of all of our independent managers.

In addition to meetings of the various committees of the board, which committees we describe below, we expect our managers to hold at least four regular board meetings each year. Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to Managers for services rendered to us in any other capacity.

Board Committees

Our board of managers may delegate many of its powers to one or more committees. As of the date of this offering circular, no board committees have been established.

Manager Compensation

We intend to compensate each of our independent managers with an annual retainer of $4,000.

Executive Officer Compensation

We do not currently have any employees, nor do we intend to hire any employees who will be compensated directly by us. Each of our executive officers is an executive officer of the Manager and will receive compensation for his or her services, including services performed for us on behalf of the Manager, from the Manager. As executive officers of the Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of underwriting, funding and/or acquisition of RE Loans and monitor the performance of those loans.

Limitations on Officers’ and Managers’ Liability and Indemnification Agreements

As permitted by Nevada law, our limited liability company agreement does not prescribe any fiduciary duties for our managers, and as a result, our managers will not be personally liable for monetary damages for acts or omissions that might constitute breaches of fiduciary duties for managers of corporations. Our limited liability company agreement limits the liability of our managers to the fullest extent under applicable law.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

As permitted by Nevada law, our limited liability company agreement also provides that:

●	we will indemnify our managers and officers to the fullest extent permitted by law;
●	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and managers; and
●	we will advance expenses to our managers and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be
●	made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our limited liability company agreement are not exclusive.

The Management Agreement

The Manager performs its duties and responsibilities pursuant to a management agreement between the Manager and the Company’s parent, Connect Invest. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our stockholders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

Advisory, Acquisition and Funding Services

●	approve and oversee our overall acquisition and funding strategy, which will consist of elements such as selection criteria, diversification strategies and disposition strategies;
●	adopt and periodically review our acquisition and funding guidelines;
●	structure the terms and conditions of our third-party contractual relationships;
●	enter into service contracts;
●	approve and oversee our debt financing strategies;
●	obtain market research and economic and statistical data in connection with our acquisition and funding objectives and policies;
●	oversee and conduct the due diligence process related to prospective RE Loans; and
●	negotiate and execute approved investments and other transactions.

Offering Services

●	the development of this Offering, including the determination of its specific terms;
●	preparation and approval of all marketing materials to be used by us relating to this Offering;

●	the negotiation and coordination of the receipt, collection, processing and acceptance of note purchase agreements, commissions, and other administrative support functions;
●	creation and implementation of various technology and electronic communications related to this Offering; and
●	all other services related to this Offering.

Accounting and Other Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;
●	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;
●	provide financial and operational planning services and portfolio management functions;
●	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
●	maintain all appropriate Company books and records;
●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
●	provide us with all necessary cash management services;
●	evaluate and obtain adequate insurance coverage based upon risk management determinations;
●	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;
●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
●	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Financing Services

●	identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;
●	negotiate terms of, arrange and execute financing agreements;
●	manage relationships between us and our lenders, if any; and
●	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

●	evaluate and approve potential asset dispositions, sales or liquidity transactions; and
●	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Management Compensation

The Manager will receive a management fee equal to one-twelfth (1/12) of 1% of the aggregate principal amount of the Notes outstanding at the end of each calendar month. The management fee will be payable in arrears no later than the 10th calendar day of the subsequent calendar month. The amount of the fee will not be dependent on the maturity date of the Notes that have been issued; however, to the extent that the Company is unable to issue new Notes following the maturity of previously issued Notes, its management fee for subsequent months will be less than previous months in which a greater principal amount of Notes was outstanding. As of the date of this Offering Statement, the Company has not paid any fees to the Manager.

Limited Liability and Indemnification of the Manager and Others

Subject to certain limitations, the management agreement limits the liability of the Manager, its officers, members and affiliates for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to the Manager, its officers, members and affiliates.

The management agreement provides that to the fullest extent permitted by applicable law the Manager, its officers, members and affiliates will not be liable to us. In addition, pursuant to the management agreement, we have agreed to indemnify the Manager, its officers, members and affiliates to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the management agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of the Manager’s managers or officers.

Insofar as the foregoing provisions permit indemnification of managers, directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Removal of the Manager

The management agreement provides that the Manager will serve as our manager for an indefinite term, but that the Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances.

Our board of managers may only remove the Manager at any time with 30 days’ prior written notice for “cause.” “Cause” is defined as:

●	the Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

●	the commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition;

●	the Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the management agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its affiliates and the Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed; or

●	the dissolution of the Manager.

Unsatisfactory financial performance does not constitute “cause” under the management agreement.

In the event of the removal of the Manager, the Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. The Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

Principal Securityholders

The following table sets forth information regarding the beneficial ownership of our membership interests as ofJune 4, 2026, by:

●	each of the officers and managers of the Company;
●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the Company’s membership interests; and
●	all of the Company’s managers and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Except as otherwise indicated in the footnotes to the table below, all of the interests reflected in the table are membership interests and all persons listed below have sole voting and investment power with respect to the interests beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 1,000 membership interests outstanding as of June 9, 2026.

	Interests Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Officers and Managers
Todd B. Parriott(1)	1,000	100%

	Interests Beneficially Owned
Name of Beneficial Owner	Number	Percentage

5% holders
Connect Invest Corp.	1,000	100%
Todd B. Parriott(1)	1,000	100%

(1)	Consists of 1,000 interests owned by Connect Invest Corp. of which Mr. Parriott may be deemed to be the beneficial owner.

MATERIAL U.S. Federal Income Tax Considerations

The following is a summary of certain aspects of the federal income tax consequences of the purchase, ownership, and disposition of the Notes. The Company has not sought a ruling from the Internal Revenue Service (“IRS”) or any similar state, local or foreign authority with respect to any of the tax issues affecting the Company or the Holders, nor has it obtained an opinion of counsel with respect to any federal, state, local, or foreign tax issues.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions, administrative rulings, undertakings, and state and local tax laws, in force on the date of this Offering Circular, all of which are subject to change (possibly with retroactive effect). Changes in existing laws or regulations and their interpretation may occur after the date of this Offering Circular and could alter the income tax consequences of an investment in Notes. This summary does not discuss all of the tax consequences that may be relevant to a particular investor or to certain investors subject to special treatment under the U.S. federal income tax laws, such as insurance companies, financial institutions, or securities dealers. The discussion focuses primarily upon investors who will hold the Notes as “capital assets” (generally, assets held for investment) within the meaning of the Code. Further, this discussion assumes that non-U.S. persons will not invest in Notes and, therefore, does not address the tax considerations relevant to an investment in Notes by a non-U.S. person.

Unless otherwise expressly provided herein, this discussion does not address possible state, local, or foreign tax consequences of the purchase, ownership, or disposition of Notes, some or all of which may be material to particular investors. This discussion also does not address the potential application of the U.S. federal alternative minimum tax to holders of the Notes. Because there are no regulations, judicial decisions, or published rulings involving the characterization, for federal income tax purposes, of securities with substantially the same characteristics as the Notes, there is uncertainty concerning certain tax aspects of the Notes and there can be no assurance that the IRS will not challenge the positions taken by the Company.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL, AND ANY FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN NOTES IN ITS PARTICULAR SITUATION.

We believe that if the terms of the Note Purchase Agreement are complied with, the Notes should be treated for federal income tax purposes as debt obligations and not as equity interests of the Company. If it were determined that the Notes should be treated for federal income tax purposes as an equity investment in the Company instead of as an indebtedness, the changes in the tax consequences to holders of the Notes might be significant and adverse. We intend to treat the Notes as indebtedness for all purposes and the following discussion is based on the assumption that the Notes will be treated in their entirety as indebtedness and not as an equity investment in the Company.

Interest Received on the Notes

Interest paid or accrued on the Notes should be treated as ordinary income to the holders. Interest paid to holders of the Notes would generally be taxable to them when received, but interest paid to holders who report their income on the accrual method would be taxable to them when accrued, if earlier, regardless of when such interest is actually paid. We will report annually to the IRS and to the holders of record interest paid or accrued on the Notes.

Market Discount

A subsequent purchaser of a Note at a discount from the aggregate principal amount of the Note would generally be required to (i) treat a portion of any gain realized on a sale, exchange, redemption or certain other dispositions (e.g., a gift) of the Note as ordinary income to the extent of the accrued market discount and defer, until disposition of the Note, all or a portion of the interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Note issued with market discount in the event such interest exceeds the interest on the Note includable in the holder’s income or (ii) elect to include such market discount in income as it accrues on all market discount instruments held by such holder. It should be noted that market discount will be deemed to be zero if the amount allocable to each Note is less than one-quarter of one percent of the stated redemption price at maturity of such Note times the number of complete years to its maturity remaining after the date of purchase.

Sale or Exchange of the Notes

Upon a sale, exchange, or redemption of a Note, the holder should recognize gain or loss equal to the difference between the amount realized on such sale, exchange, or redemption and his or her adjusted basis in the Note. Such adjusted basis will generally equal the cost of the Note to such holder (increased by market discount if the election described above is made) included in his or her gross income with respect to such Note and reduced by any basis in the Note previously allocated to payments on the Note received by such holder. Similarly, a holder who receives a principal payment with respect to a Note will recognize gain or loss equal to the difference between the amount of the payment and his or her adjusted basis in the Note or portions thereof that are satisfied by such payment. Except as discussed above with respect to market discount, any such gain or loss will be capital gain or loss (provided the Note is held as a capital asset). You should realize that the Notes are subject to restrictions on transferability.

Backup Withholding

A holder of a Note may, under certain circumstances, be subject to “backup withholding” with respect to “reportable payments.” This withholding generally applies if a holder (i) fails to furnish the Company with its taxpayer identification number (“TIN”), (ii) furnishes the Company an incorrect TIN, (iii) fails to report properly interest, dividends or other “reportable payments” as defined in the Code or (iv) under certain circumstances, fails to provide the Company with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding will not apply, however, with respect to certain payments made to holders of the Notes, including payments to certain exempt recipients (such as exempt organizations) and to certain foreign investors. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

State Income Tax Consequences

In addition to the federal income tax consequences described above, you should also consider the state income tax consequences of the acquisition, ownership, and disposition of the Notes. State income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state. Therefore, you should consult your own tax advisors with respect to the various state tax consequences of an investment in the Notes.

Future Tax Legislation; Necessity of Obtaining Professional Advice

Future amendments to the Code, other legislation, new or amended Treasury Regulations, administrative rulings or decisions by the IRS, or judicial decisions may adversely affect the federal income tax aspects of an investment in Notes, with or without advance notice, retroactively or prospectively. The foregoing analysis is not intended as a substitute for careful tax planning. The tax matters relating to an investment in Notes are complex and are subject to varying interpretations. There can be no assurance that the IRS will agree with each position taken by the Company with respect to the tax treatment of Notes. Moreover, the effect of existing income tax laws and of proposed changes in income tax laws on holders of the Notes will vary with the particular circumstances of each holder and, in reviewing this Offering Circular, these matters should be considered.

Accordingly, each prospective investor must consult with and rely solely on its own professional tax advisors with respect to the tax results of its investment in Notes. In no event will the Company, or its affiliates, counsel, or other professional advisors be liable to any investor for any federal, state, local or foreign tax consequences of an investment in Notes, whether or not such consequences are as described above.

The foregoing is a summary of some of the important tax rules and considerations affecting potential investors in Notes. This summary does not purport to be a complete analysis of all relevant tax rules and considerations, which will vary with the particular circumstances of each investor, nor does it purport to be a complete listing of all potential tax risks inherent in purchasing or holding Notes. The foregoing does not address tax considerations affecting investors that are not U.S. persons. Each prospective investor in Notes is urged to consult its own tax advisor in order to understand fully the federal, state, local, and any foreign tax consequences of such an investment in its particular situation.

Legal Matters

The validity of the Notes we are offering will be passed upon by Massey Bean & Lewis, PC.

Experts

The financial statement as of October 28, 2025 that is included in this Offering Circular has been so included in reliance on the report of Assurance Dimensions, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase Notes who satisfy the “qualified purchaser” standards should proceed as follows:

●	Read this entire Offering Circular and any supplements accompanying this Offering Circular.
●	Electronically complete and execute a copy of the Note purchase agreement. A specimen copy of the Note purchase agreement, including instructions for completing it, is included as an exhibit to the offering statement of which this Offering Circular is a part.
●	Electronically provide ACH instructions to us for the full purchase price of our Notes being subscribed for.

By executing the Note purchase agreement and paying the total purchase price for our Notes subscribed for, each investor agrees to accept the terms of the Note purchase agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and that such subscription for Notes does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Minimum Purchase Requirements

You must initially purchase at least $500. We may revise the minimum purchase requirements in the future.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Connect Invest IIII, LLC

6700 Via Austi Parkway, Suite 300

Las Vegas, Nevada 89119

Attention: Investor Relations

www.connectinvest.com

(866) 795-7558

Within 120 days after the end of each fiscal year we will electronically provide to our members of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to members. The Company does not intend to send paper copies out of its reports unless requested in writing by a holder of the Notes.

We also maintain a website at www.connectinvest.com where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this Offering Circular.

PART F/S

Financial Statements and Independent Auditor’s Report

Connect Invest IIII, LLC

For the period from August 11, 2025 (Date of Incorporation) to September 30, 2025

Independent Auditor’s Report

To the Member

of Connect Invest IIII, LLC Opinion

We have audited the accompanying financial statements of Connect Invest IIII, LLC, which comprise the balance sheet as of September 30, 2025 and the related statements of operations, member’s equity and cash flows for the period from August 11, 2025 (Date of Incorporation) to September 30, 2025, and the related notes to the financial statements (collectively the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Connect Invest IIII, LLC as of September 30, 2025, and the results of its operations and its cash flows for the period from August 11, 2025 (Date of Incorporation) to September 30, 2025 in accordance with accounting principles generally accepted in the United States of America.

Basis of Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Connect Invest IIII, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has not yet begun operation as of September 30, 2025. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Connect Invest IIII, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Connect Invest IIII, LLC’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Connect Invest IIII, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Coral Springs, Florida
October 28, 2025

Connect Invest IIII LLC
Balance Sheets
As of September 30, 2025

Assets

Current assets:
Cash	$

Total Assets	$

Liabilities and Member's Equity

Current liabilities:		—
Total current liabilities		—

Member's Equity

Member's Equity

Total Liabilities and Member's Equity		$—

Connect Invest IIII LLC
Statements of Operations
For the period from August 11, 2025 (Date of Incorporation) to September 30, 2025

Expenses:
License fee	$436
Total Operating Expenses	436

LOSS FROM OPERATIONS	(436)

Net Income (Loss)	$(436)

Connect Invest IIII LLC
Statement of Member's Equity
For the period from August 11, 2025 (Date of Incorporation) to September 30, 2025

Total Member's Equity
Balance at August 11 ,2025

In-kind contribution from member	436

Net loss	(436)

Balance at September 30, 2025	$(436)

Connect Invest IIII LLC
Statements of Cash Flows
For the period from August 11, 2025 (Date of Incorporation) to September 30, 2025

2025
Cash Flows from Operating Activities
Net Loss	$(436)

Net cash provided by (used in) operating activities	(436)

Cash Flows from Financing Activities
In-kind contribution from member	436
Net cash provided by financing activities	436
Net increase in cash	—
Cash at beginning of period	—
Cash at end of period	$—

Note A – Nature of Business and Organization

Nature of Operations

Connect Invest IIII, LLC, (the “Company”) is an Internet-based social lending platform that enables its investors to purchase real estate secured loan payment dependent notes, the proceeds of which are used to acquire real estate-related loans. The period of the financial statements reported is for period in which the Company was incorporated, which was August 11, 2025. The Company was organized in Nevada on August 11, 2025, and acquires real estate loans originated by Ignite Funding, LLC, a licensed mortgage broker and an affiliate of the Company.

Note B – Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures.” The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit and loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASC 2023-07 for the period ended September 30, 2025.

The Company’s Chief Executive Officer serves as the CODM and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Real Estate Investment Entity. The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

Financial Instruments

The Company's financial instruments consist primarily of cash and investments. The carrying value of the financial instruments are considered to be representative of their respective fair value.

Revenue Recognition

The Company recognizes revenue when earned according to the terms of the loans. The Company earns revenue from interest income on loans it participates in as an investor. Interest income is recognized over the life of the loans and recorded on the accrual basis. No revenue has been earned as of September 30, 2025.

Income Taxes

The Company is organized as a limited liability company and has elected to be treated as a pass-through entity for federal income tax purposes. As such, no expense for federal taxes is included in the financial statements. The annual federal income tax liability resulting from the Company’s activities is the responsibility of its sole member, and the member will report the Company’s taxable income or loss. In the event of an examination of the Company’s tax return, the member’s liability could be changed if an adjustment of the Company’s income or loss is ultimately sustained by taxing authorities.

Note B – Significant Accounting Policies (continued)

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company's tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Note C – Going Concern

These financial statements are prepared on a going concern basis. The Company has not yet begun operations as of September 30, 2025. This factor raises substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these financial statements are issued. During the next 12 months, the Company intends to fund its operations with funding from its proposed Regulation A campaign and any additional related party financing as deemed necessary. There are no assurances that management will be able to raise capital on terms acceptable to the Company. The accompanying financial statements do not take into account any adjustments that could result from these uncertainties.

Note D – Member’s Capital

Contributions

The Member has made or will make initial Capital Contributions to the Company in the amounts reflected in the Company’s records. The Member shall be required to make additional Capital Contributions to the Company to pay all costs incurred by the Company in connection with the offering of the Company’s debt or equity securities, including, without limitation, any offering of debt securities pursuant to offering statements or registration statements filed by the Company with the Securities and Exchange Commission, in such amounts and at such times as set forth in a notice sent by the President to the Member and such other reasons as shall be agreed to by the Member.

Profit and Loss Allocation

All items of income, gain, loss, deduction, and credit of the Company shall be allocated to the Member.

Distributions

Subject to the limitations in the Act, from time to time the Member may cause the Company to make a distribution of cash or other property to the Member. From time to time the Member also may cause property of the Company other than cash to be distributed to the Member, which distribution may be made subject to existing liabilities and obligations.

Note E – Related Party Transaction

The Member has paid for licensing fees on behalf of the Company in the amount of $436 as of September 30,2025.

Note F – Subsequent Events

Management evaluated subsequent events through September 30, 2025, the date the financial statements were available to be issued, and determined that there were no events requiring recognition or disclosure.

Exhibit Index

Exhibit Number	Description

2.1	Articles of Organization of Connect Invest IIII, LLC
2.2	Operating Agreement of Connect Invest IIII, LLC
3.1	Form of Note (included as Exhibit A in Exhibit 3.2)
3.2	Note Purchase Agreement
4.1	Form of Subscription Agreement
6.1	Form of Loan Servicing Agreement
6.2	Management Agreement
11.1	Consent of Assurance Dimension
11.2	Consent of Massey Bean & Lewis, PC (included in Exhibit 12.1)
12.1	Opinion of Massey Bean & Lewis, PC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 9, 2026.

CONNECT INVEST IIII, LLC

By:	/s/ Todd B. Parriott
Name:	Todd B. Parriott
Title:	Chief Executive Office

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd B. Parriott his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-qualification amendments) to this offering statement together with all schedules and exhibits thereto under the Securities Act of 1933, as amended, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to this offering statement or any such amendment under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd B. Parriott	Chief Executive Officer and Manager	June 9, 2026
Todd B. Parriott	(Principal Executive Officer)

/s/ Mason Weiler	Director of Operations	June 9, 2026
Mason Weiler	(Principal Financial Officer and Principal Accounting Officer)